Exhibit 10.15

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT dated as of October 31, 2008 (this “Agreement”), is executed by and among HILL INTERNATIONAL, INC., a Delaware corporation, which has its chief executive office located at 303 Lippincott Centre, Marlton, New Jersey 08053 (“Hill International”), PCI Group LLC, a Nevada limited liability company, which has its chief executive office located at 5905 Granite Lake Drive, Suite 180, Douglas Office Park at Granite Bay, Building 5, Granite Bay, California 95746-6824 (“PCI Group”)(Hill International, PCI Group and any other Person that shall become a borrower hereto pursuant to a Joinder Agreement are each individually a “Borrower” and collectively the “Borrowers”), and BANK OF AMERICA, N.A., a national banking association, as successor by merger to LaSalle Bank N.A. (“Lender”), having an office at 135 South LaSalle Street, Chicago, Illinois 60603.

R E C I T A L S:

WHEREAS, prior hereto, Lender provided certain extensions of credit, loans and other financial accommodations to Hill International pursuant to (i) that certain Loan and Security Agreement dated as of December 18, 2006, as amended by that certain First Amendment to Loan and Security Agreement dated as of October 15, 2007, each by and between Hill International and Lender (collectively, the “Prior Loan Agreement”), and (ii) the other agreements, documents and instruments referenced therein or executed and delivered pursuant thereto or in connection therewith;

WHEREAS, Borrowers desire Lender to, among other things, (i) increase the maximum principal amount of the Revolving Loan, (ii) add PCI Group as a co-borrower under all Loans, and (iii) amend and restate the Prior Loan Agreement as set forth in this Agreement (collectively the “Financial Accommodations”); and

WHEREAS, Lender is willing to provide the Financial Accommodations to Borrowers, but solely on the terms and subject to the conditions set forth in this Agreement, which is an amendment and restatement of the Prior Loan Agreement, and the other documents, instruments and agreements executed and delivered pursuant to this Agreement or referenced herein.

NOW THEREFORE, in consideration of any Financial Accommodations, the mutual promises and understandings of Lender and Borrowers set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrowers hereby agree as follows:

A G R E E M E N T S:

Section 1. DEFINITIONS.

1.1 Defined Terms. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

“Affiliate” of any Person shall mean (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person, and (c) with respect to Lender, any entity administered or managed by Lender, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities, membership interests or otherwise.

“Applicable Margin” shall mean the rate per annum added to the Prime Rate and/or LIBOR to determine the Revolving Interest Rate as determined by the ratio of Borrowers’ consolidated Total Debt to EBITDA calculated on a trailing twelve (12) month basis as of the last day of each fiscal quarter, as set forth below:

Ratio of Total Debt to EBITDA	Applicable Margin for Prime Loans	Applicable Margin for LIBOR Loans
Greater than or equal to 2.00 to 1:00	250 bps	250 bps

Greater than or equal to 1.5 to 1.00 less than 2.00 to 1.00	225 bps	225 bps

Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	175 bps	175 bps

Less than 1.00 to 1:00	125 bps	125 bps

The Applicable Margin as of the date hereof is one hundred seventy-five (175) basis points for Prime Loans and one hundred seventy-five (175) basis points for LIBOR Loans and shall be adjusted as of each Interest Rate Change Date.

“Asset Disposition” shall mean the sale, lease, assignment or other transfer for value (each a “Disposition”) by the Borrowers or any Subsidiary to any Person (other than the Borrowers or any Subsidiary) of any asset or right of the Borrowers or any Subsidiary (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to the Borrowers or such Subsidiary) condemnation, confiscation, requisition, seizure or taking thereof), other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within thirty (30) days with another asset performing the same or a similar function, and (b) the sale or lease of inventory in the ordinary course of business.

“Closing Date” shall mean the date on which all conditions precedent set forth in Section III have been satisfied or waived in writing by Lender and the initial Revolving Loan is advanced hereunder.

“Bank Product Agreements” shall mean those certain agreements entered into from time to time by the Borrowers, any Borrower or any Subsidiary with Lender or any Affiliate of Lender concerning Bank Products.

“Bank Product Obligations” shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Borrowers, any Borrower or any Subsidiary to Lender or any Affiliate of Lender pursuant to or evidenced by Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Bank Products” shall mean any service or facility extended to the Borrowers, any Borrower or any Subsidiary by Lender or any Affiliate of Lender, including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

“Basic Fixed Charge Coverage Ratio” shall mean the ratio of (a) the sum of EBITDA plus lease expense and rent expense minus the sum of taxes, dividends and distributions paid in cash, to (b) the sum of Interest Charges, lease expense, rent expense, the current portion of long-term Liabilities and current portion of Capitalized Lease Obligations.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois.

“Capital Expenditures” shall mean all expenditures (including Capitalized Lease Obligations) which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrowers, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person, as lessee, that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such statement is not then in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the financial statements of such Person prepared in accordance with GAAP.

“Capital Securities” shall mean, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Capitalized Lease Obligations” shall mean, as to any Person, all rental obligations of such Person, as lessee under a Capital Lease which are or will be required to be capitalized on the books of such Person.

“Cash Equivalent Investment” shall mean, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by Lender or its holding company) rated at least A-1 by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-1 by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with Lender, or other commercial banking institution of the nature referred to in clause (c), which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above, and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of Lender, or other commercial banking institution, thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by Lender.

“Collateral” shall have the meaning set forth in Section 6.1 hereof.

“Collateral Access Agreement” shall mean an agreement in form and substance reasonably satisfactory to Lender pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Borrower or any Subsidiary, acknowledges the Liens of Lender and waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits Lender reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any collateral stored or otherwise located thereon.

“Contingent Liability” and “Contingent Liabilities” shall mean, respectively, each obligation and liability of the Borrowers or any Borrower and all such obligations and liabilities of the Borrowers or any Borrower incurred pursuant to any agreement, undertaking or arrangement by which any Borrower: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including without limitation, any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

“Debt” shall mean, as to any Person, without duplication, (a) all indebtedness of such Person; (b) all borrowed money of such Person (including principal, interest, fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; (c) all obligations to pay the deferred purchase price of property or services; (d) all obligations, contingent or otherwise, with respect to the maximum face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations; (e) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien at the time of determination); (f) the aggregate amount of all Capitalized Lease Obligations of such Person; (g) all Contingent Liabilities of such Person, whether or not reflected on its balance sheet; (h) all Hedging Obligations of such Person; (i) all Debt of any partnership of which such Person is a general partner; and (j) all monetary obligations of such Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment). Notwithstanding the foregoing, Debt shall not include trade payables, accrued expenses and current operating liabilities incurred by such Person in accordance with customary practices and in the ordinary course of business of such Person.

“Default Rate” shall mean a per annum rate of interest equal to the Prime Rate plus three percent (3.0%).

“Depreciation” shall mean the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on a Person’s financial statements and determined in accordance with GAAP.

“EBITDA” shall mean, net income, less income or plus loss from discontinued operations and extraordinary items, plus the sum of income taxes, Interest Charges, depreciation, depletion, amortization and other non-cash charges.

“Employee Plan” includes any pension, stock bonus, employee stock ownership plan, retirement, profit sharing, deferred compensation, stock option, bonus or other incentive plan, whether qualified or nonqualified, or any disability, medical, dental or other health plan, life insurance or other death benefit plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including those pension, profit-sharing and retirement plans of the Borrowers described from time to time in the financial statements of any Borrower and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by any Borrower or to which any Borrower is a party or may have any liability or by which any Borrower is bound.

“Environmental Laws” shall mean all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall mean any of the events or conditions which are set forth in Section 11 hereof.

“Federal Funds Rate” shall mean, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Lender from three Federal funds brokers of recognized standing selected by Lender. Lender’s determination of such rate shall be binding and conclusive absent manifest error.

“Fee Letter” shall mean the fee letter agreement dated on or around the date hereof between the Borrowers and Lender.

“GAAP” shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

“Guarantor” and “Guarantors” shall mean, respectively, each of and collectively, any Person that provides a guaranty of all or any portion of the Obligations.

“Guaranty” shall mean any guaranty of all or any part of the Obligations executed and delivered in favor of Lender.

“Hazardous Substances” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

“Hedging Agreement” shall mean any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligation” shall mean, with respect to any Person, any liability of such Person under any Hedging Agreement.

“Hill Luxembourg” shall mean Hill International S.A.

“Hill Middle East” shall mean Hill International (Middle East) Ltd.

“Hill UK” shall mean Hill International (UK) Ltd.

“Indemnified Party” and “Indemnified Parties” shall mean, respectively, each of Lender and any parent corporation, Affiliate or Subsidiary of Lender, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, service marks and trademarks, and all registrations and applications for registration therefor and all licensees thereof, trade names, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Charges” shall mean, for any period, the sum of: (a) all interest, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (b) the portion of Capitalized Lease Obligations with respect to that fiscal period that should be treated as interest in accordance with GAAP, plus (c) all charges paid or payable (without duplication) during that period with respect to any Hedging Agreements.

“Interest Period” shall mean successive one, two, three, six or nine month periods, beginning and ending as provided in this Agreement.

“Interest Rate Change Date” shall mean the date two (2) Business Days after the delivery to Lender of the quarterly or year-end financial statements of the Borrowers, which initial change date shall occur after the delivery to Lender of the financial statements of the Borrowers for the fiscal year ending September 30, 2008.

“Investment” shall mean, with respect to any Person, any investment in another Person, whether by acquisition of any debt or equity security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business).

“JKH” shall mean James R. Knowles (Holdings) Ltd., an English limited company.

“Joinder Agreement” means a joinder agreement establishing a new borrower under this Agreement and the other Loan Documents entered into by Lender, Borrowers and such new borrower, in form and substance satisfactory to Lender.

“Letter of Credit” and “Letters of Credit” shall mean, respectively, a letter of credit and all such letters of credit issued by Lender, in its sole discretion, upon the execution and delivery by the Borrowers or any Borrower and the acceptance by Lender of a Master Letter of Credit Agreement and a Letter of Credit Application, as set forth in Section 2.5 of this Agreement.

“Letter of Credit Applicable Margin” shall mean the rate per annum to determine the standby Letter of Credit fee as determined by the ratio of Borrowers’ consolidated Total Debt to EBITDA calculated on a trailing twelve (12) month basis as of the last day of each fiscal quarter, as set forth below:

Ratio of Total Debt to EBITDA	Letter of Credit Applicable Margin
Greater than or equal to 2.00 to 1.00	250 bps
Greater than or equal to 1.50 to 1.00; less than 2.00 to 1.00	225 bps
Greater than or equal to 1.00 to 1.00; less than 1.50 to 1.00	175 bps
Less than or equal to 1.00 to 1.00	125 bps

The Letter of Credit Applicable Margin as of the date hereof is 175 basis points and shall be adjusted as of each Interest Rate Change Date.

“Letter of Credit Application” shall mean, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by Lender at the time of such request for the type of Letter of Credit requested.

“Letter of Credit Commitment” shall mean, at any time, an amount equal to the lesser of (a) the Revolving Loan Commitment minus the aggregate amount of all Revolving Loans outstanding, or (b) Twenty Million and no/100 Dollars ($20,000,000.00).

“Letter of Credit Maturity Date” shall mean the Revolving Loan Maturity Date.

“Letter of Credit Obligations” shall mean, at any time, an amount equal to the aggregate of the original face amounts of all Letters of Credit minus the sum of (i) the amount of any reductions in the original face amount of any Letter of Credit which did not result from a draw thereunder, (ii) the amount of any payments made by Lender with respect to any draws made under a Letter of Credit for which the Borrowers have reimbursed Lender, (iii) the amount of any payments made by Lender with respect to any draws made under a Letter of Credit which have been converted to a Revolving Loan as set forth in Section 2.2, and (iv) the portion of any issued but expired Letter of Credit which has not been drawn by the beneficiary thereunder. For purposes of determining the outstanding Letter of Credit Obligations at any time, Lender’s acceptance of a draft drawn on Lender pursuant to a Letter of Credit shall constitute a draw on the applicable Letter of Credit at the time of such acceptance.

“Liabilities” shall mean at all times all liabilities of a Borrower that would be shown as such on the balance sheet of such Borrower prepared in accordance with GAAP.

“LIBOR” shall mean a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period (or three Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by Lender in its sole discretion), divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), or as LIBOR is otherwise determined by Lender in its sole and absolute discretion. Lender’s determination of LIBOR shall be conclusive, absent manifest error.

“LIBOR Loan” or “LIBOR Loans” shall mean that portion, and collectively those portions, of the aggregate outstanding principal balance of the Loans that bear interest at the LIBOR Rate, of which at any time, the Borrowers may identify no more than three (3) advances of the Revolving Loans which bear interest at the LIBOR Rate.

“LIBOR Rate” shall mean a per annum rate of interest equal to LIBOR for the relevant Interest Period, plus the Applicable Margin, which LIBOR Rate shall remain fixed during such Interest Period.

“Lien” shall mean, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loans” shall mean, collectively, all Revolving Loans made by Lender to the Borrowers and all Letter of Credit Obligations, under and pursuant to this Agreement.

“Loan Documents” shall mean each of the agreements, documents, instruments and certificates set forth in Section 3.1 hereof, and any and all such other instruments, documents, certificates and agreements from time to time executed and delivered by the Borrowers, the Guarantors or any of their Subsidiaries for the benefit of Lender pursuant to any of the foregoing, and all amendments, restatements, supplements and other modifications thereto.

“Master Letter of Credit Agreement” shall mean, at any time, with respect to the issuance of Letters of Credit, a Master Letter of Credit Agreement in the form being used by Lender at such time.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the assets, business, properties, prospects, condition (financial or otherwise) or results of operations of the Borrowers and their Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrowers and their Subsidiaries to perform any of the Obligations under any of the Loan Documents, or (c) a material adverse effect on (i) any substantial portion of the Collateral, (ii) the legality, validity, binding effect or enforceability against the Borrowers and their Subsidiaries of any of the Loan Documents, (iii) the perfection or priority of any Lien granted to Lender under any Loan Document, or (iv) the rights or remedies of Lender under any Loan Document.

“Net Income” shall mean, with respect to any Person for any period, the consolidated net income (or loss) of such Person for such period as determined in accordance with GAAP, excluding any gains from Asset Dispositions, any extraordinary gains and any gains from discontinued operations.

“Non-Excluded Taxes” shall have the meaning set forth in Section 2.5(a) hereof.

“Note” and “Notes” shall mean, respectively, each of and collectively, the Revolving Note and any other promissory notes executed and delivered by Borrowers to Lender under this Agreement.

“Obligations” shall mean the Loans, as evidenced by any Note, all interest accrued thereon (including interest which would be payable as post-petition in connection with any bankruptcy or similar proceeding, whether or not permitted as a claim thereunder), any fees due Lender hereunder, any expenses incurred by Lender hereunder, including without limitation, all liabilities and obligations under this Agreement, under any other Loan Document, any reimbursement obligations of the Borrowers or any Borrower to Lender in respect of Letters of Credit and surety bonds, all Hedging Obligations of the Borrowers or any Borrower which are owed to Lender or any Affiliate of Lender, and all Bank Product Obligations of the Borrowers or any Borrower, and any and all other liabilities and obligations owed by the Borrowers or any Borrower to Lender from time to time, howsoever created, arising or evidenced, whether direct or indirect, joint or several, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all renewals, extensions, restatements or replacements of any of the foregoing.

“Obligor” shall mean each Borrower, any of the Guarantors, accommodation endorser, third party pledgor, or any other party liable with respect to the Obligations.

“Organizational Identification Number” means, with respect to each Borrower, the organizational identification number assigned to such Borrower by the applicable governmental unit or agency of the jurisdiction of organization of such Borrower.

“Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents.

“Permitted Acquisition” shall mean a Borrower’s acquisition of the Capital Securities or substantially all of the assets of a single Person or group of related Persons (A) which meets the following requirements and conditions: (a) Borrowers shall have notified Lender of such proposed acquisition not less than 30 days prior to the closing thereof and shall have provided Lender with all information requested by Lender in connection with such acquisition; (b) the sum of the cash paid for each such acquisition shall not exceed Ten Million and no/100 Dollars ($10,000,000.00); (c) the sum of the debt incurred (including drawings under the Revolving Loan) for each such acquisition shall not exceed Five Million and no/100 Dollars ($5,000,000.00); (d) no Event of Default or Unmatured Event of Default then exists; (e) Borrowers shall have provided proof to Lender that on a pro-forma basis, immediately after giving effect to the proposed acquisition, Borrowers will be in compliance with the financial covenants set forth in Section 10 below; (f) if any Borrower acquires a foreign entity deemed material by Lender in Lender’s sole and absolute discretion, then such Borrower shall grant to Lender a first priority lien in 66 2/3% of the issued and outstanding stock of such foreign entity; and (g) contemporaneously with any such acquisition of a United States domestic entity or substantially all of the assets thereof, (i) Lender shall be granted a first priority lien in all of the assets of such domestic entity, and (ii) the acquired entity shall execute and deliver to Lender such agreements, documents and instruments as required by Lender to make such entity a co-Borrower or Guarantor of the Obligations, as selected by Lender in its sole discretion, or (B) as approved by Lender in writing in its sole and absolute discretion.

“Permitted Liens” shall mean (a) Liens for Taxes, assessments or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law, and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services, which do not in the aggregate materially detract from the value of the property or assets of the Borrowers or materially impair the use thereof in the operation of the Borrowers’ business and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (c) Liens described on Schedule 9.2 as of the Closing Date; (d) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding One Hundred Thousand and 00/100 Dollars ($100,000) arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings and to the extent such judgments or awards do not constitute an Event of Default under Section 11.8 hereof; (e) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Borrowers or any of their Subsidiaries; (f) subject to the limitation set forth in Section 9.1(f), Liens for Capital Expenditures (including Liens that constitute purchase money security interests on any property securing Debt incurred for the purpose of financing all or any part of the cost of acquiring such property), provided that any such Lien attaches to such property within twenty (20) days of the acquisition thereof and attaches solely to the property so acquired; (g) deposits or Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of the Borrowers’ business; provided that no Liens shall be granted in favor of such surety encumbering Inventory, Accounts or Equipment; and (h) Liens granted to Lender hereunder and under the Loan Documents.

“Person” shall mean any natural person, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

“Prime Loan” or “Prime Loans” shall mean that portion, and collectively, those portions of the aggregate outstanding principal balance of the Loans that bear interest at the Prime Rate plus the Applicable Margin.

“Prime Rate” shall mean the floating per annum rate of interest which at any time, and from time to time, shall be most recently announced by Lender as its Prime Rate, which is not intended to be Lender’s lowest or most favorable rate of interest at any one time. The effective date of any change in the Prime Rate shall for purposes hereof be the date the Prime Rate is changed by Lender. Lender shall not be obligated to give notice of any change in the Prime Rate.

“Regulatory Change” shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Lender or its lending office.

“Revolving Interest Rate” shall mean the Borrowers’ from time to time option of (i) a floating per annum rate of interest equal to the Prime Rate plus the Applicable Margin, or (ii) the LIBOR Rate.

“Revolving Loan” and “Revolving Loans” shall mean, respectively, each direct advance and the aggregate of all such direct advances made by Lender to the Borrowers or any Borrower under and pursuant to this Agreement, as set forth in Section 2.1 of this Agreement.

“Revolving Loan Availability” shall mean, at any time, an amount equal to the Revolving Loan Commitment minus the Letter of Credit Obligations.

“Revolving Loan Commitment” shall mean Sixty Million and no/100 Dollars ($60,000,000.00).

“Revolving Loan Maturity Date” shall mean October 31, 2011, unless extended by Lender pursuant to any modification, extension or renewal note executed by the Borrowers and accepted by Lender in its sole and absolute discretion in substitution for the Revolving Note.

“Revolving Note” shall mean a revolving note in the form prepared by and acceptable to Lender, dated as of the date hereof, in the amount of the Revolving Loan Commitment and maturing on the Revolving Loan Maturity Date, duly executed by the Borrowers and payable to the order of Lender, together with any and all renewal, extension, modification or replacement notes executed by the Borrowers and delivered to Lender and given in substitution therefor.

“Subordinated Debt” shall mean liabilities subordinated to Borrowers’ obligations to Lender in a manner acceptable to Lender in its sole discretion.

“Subsidiary” and “Subsidiaries” shall mean, respectively, with respect to any Person, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships, joint ventures or other entities of which or in which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than fifty percent (50.00%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of any Borrower.

“Tangible Net Worth” shall mean the value of Borrowers’ total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers of any Borrower) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Debt.

“Taxes” shall mean any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.

“Total Debt” shall mean, at any date of determination, all outstanding Debt for borrowed money and other interest-bearing liabilities, including current and long-term Debt, plus Letters of Credit issued under the Revolving Loan, less the non-current portion of Subordinated Debt, determined on a consolidated basis.

“UCC” shall mean the Uniform Commercial Code in effect in the state of Illinois from time to time.

“Unmatured Event of Default” shall mean any event which, with the giving of notice, the passage of time or both, would constitute an Event of Default.

“Voidable Transfer” shall have the meaning set forth in Section 13.21 hereof.

“Wholly-Owned Subsidiary” shall mean any Subsidiary of which or in which any Borrower owns, directly or indirectly, one hundred percent (100%) of the Capital Securities of such Subsidiary.

“Working Capital” shall mean the total of cash on hand, cash equivalents, marketable securities, Accounts minus adequate reserves for doubtful Accounts, and readily salable Inventory at the lower of cost or market value, minus the total of all liabilities payable within one year, all as determined in accordance with GAAP.

1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to Lender pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with sound accounting practices and GAAP as used in the preparation of the financial statements of the Borrowers on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to Lender hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrowers will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Borrowers will furnish financial statements in accordance with such changes, but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrowers’ accountants.

1.3 Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined therein.

1.4 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the words “Borrower” and “Borrowers” shall be so construed.

(b) Section and Schedule references are to this Agreement unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement

(c) The term “including” is not limiting, and means “including, without limitation”.

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f) To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

(g) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

Section 2. COMMITMENT OF LENDER.

2.1 Revolving Loans.

(a) Revolving Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrowers set forth herein and in the other Loan Documents, Lender agrees to make such Revolving Loans at such times as the Borrowers may from time to time request until, but not including, the Revolving Loan Maturity Date, and in such amounts as the Borrowers may from time to time request, provided, however, that the aggregate principal balance of all Revolving Loans outstanding at any time shall not exceed the Revolving Loan Availability. Revolving Loans made by Lender may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including the Revolving Loan Maturity Date unless the Revolving Loans are otherwise accelerated, terminated or extended as provided in this Agreement. The Revolving Loans shall be used by the Borrowers for the purpose of working capital and to finance Permitted Acquisitions. All revolving loans outstanding under the Prior Loan Agreement shall be deemed Revolving Loans outstanding hereunder.

(b) Revolving Loan Interest and Payments. Except as otherwise provided in this Section 2.1(b), the principal amount of the Revolving Loans outstanding from time to time shall bear interest at the applicable Revolving Interest Rate. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are Prime Loans, shall be due and payable quarterly, in arrears, commencing on October 31, 2008, and continuing on the last day of each calendar quarter thereafter, and on the Revolving Loan Maturity Date. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are LIBOR Loans shall be payable on the last Business Day of each Interest Period (provided, however, that for Interest Periods of six months or longer, accrued interest shall also be paid every three months from the first day of such Interest Period), commencing on the first such date to occur after the date hereof, on the date of any principal repayment of a LIBOR Loan and on the Revolving Loan Maturity Date. From and after maturity, or after the occurrence and during the continuation of an Event of Default, interest on the outstanding principal balance of the Revolving Loans, at the option of Lender, may accrue at the Default Rate and shall be payable upon demand from Lender.

(c) Revolving Loan Principal Payments.

(i) Revolving Loan Mandatory Payments. All Revolving Loans hereunder shall be repaid by the Borrowers on the Revolving Loan Maturity Date, unless payable sooner pursuant to the provisions of this Agreement. In the event the aggregate outstanding principal balance of all Revolving Loans and Letter of Credit Obligations hereunder exceeds the Revolving Loan Availability, the Borrowers shall, without notice or demand of any kind, immediately make such repayments of the Revolving Loans or take such other actions as are satisfactory to Lender as shall be necessary to eliminate such excess. Also, if the Borrowers choose not to convert any Revolving Loan which is a LIBOR Loan to a Prime Loan as provided in Section 2.2(b) and Section 2.2(c), then such Revolving Loan shall immediately be due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrowers.

(ii) Optional Prepayments. The Borrowers may from time to time prepay the Revolving Loans which are Prime Loans, in whole or in part, without any prepayment penalty whatsoever, provided that any prepayment of the entire principal balance of the Prime Loans shall include accrued interest on such Prime Loans to the date of such prepayment.

2.2 Additional LIBOR Loan Provisions.

(a) LIBOR Loan Prepayments. Notwithstanding anything to the contrary contained herein, the principal balance of any LIBOR Loan may not be prepaid in whole or in part at any time. If, for any reason, a LIBOR Loan is paid prior to the last Business Day of any Interest Period, whether voluntary, involuntary, by reason of acceleration or otherwise, each such prepayment of a LIBOR Loan will be accompanied by the amount of accrued interest on the amount prepaid and any and all costs, expenses, penalties and charges incurred by Lender as a result of the early termination or breakage of a LIBOR Loan, plus the amount, if any, by which (i) the additional interest which would have been payable during the Interest Period on the LIBOR Loan prepaid had it not been prepaid, exceeds (ii) the interest which would have been recoverable by Lender by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by Lender, for a period starting on the date on which it was prepaid and ending on the last day of the Interest Period for such LIBOR Loan. The amount of any such loss or expense payable by the Borrowers to Lender under this section shall be determined in Lender’s sole discretion based upon the assumption that Lender funded its loan commitment for LIBOR Loans in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods which Lender deems appropriate and practical, provided, however, that Lender is not obligated to accept a deposit in the London Interbank Eurodollar market in order to charge interest on a LIBOR Loan at the LIBOR Rate.

(b) LIBOR Unavailability. If Lender determines in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that (i) the making or maintenance of any LIBOR Loan would violate any applicable law, rule, regulation or directive, whether or not having the force of law, (ii) United States dollar deposits in the principal amount, and for periods equal to the Interest Period for finding any LIBOR Loan are not available in the London Interbank Eurodollar market in the ordinary course of business, (iii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the LIBOR Rate to be applicable to the relevant LIBOR Loan, or (iv) the LIBOR Rate does not accurately reflect the cost to Lender of a LIBOR Loan, Lender shall promptly notify the Borrowers thereof and, so long as the foregoing conditions continue, none of the Loans may be advanced as a LIBOR Loan thereafter. In addition, at the Borrowers’ option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period, or (ii) due and payable on the last Business Day of the then existing Interest Period, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrowers.

(c) Regulatory Change. In addition, if, after the date hereof, a Regulatory Change shall, in the reasonable determination of Lender, make it unlawful for Lender to make or maintain the LIBOR Loans, then Lender shall promptly notify the Borrowers and none of the Loans may be advanced as a LIBOR Loan thereafter. In addition, at the Borrowers’ option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period or on such earlier date as required by law, or (ii) due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrowers.

(d) LIBOR Indemnity. If any Regulatory Change, or compliance by Lender or any Person controlling Lender with any request or directive of any governmental authority, central bank or comparable agency (whether or not having the force of law) shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Lender; (b) subject Lender or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to Lender of principal or interest due from the Borrowers to Lender hereunder (other than a change in the taxation of the overall net income of Lender); or (c) impose on Lender any other condition regarding such LIBOR Loan or Lender’s funding thereof, and Lender shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to, or to impose a cost on, Lender or such controlling Person of making or maintaining such LIBOR Loan or to reduce the amount of principal or interest received by Lender hereunder, then the Borrowers shall pay to Lender or such controlling Person, on demand, such additional amounts as Lender shall, from time to time, determine are sufficient to compensate and indemnify Lender for such increased cost or reduced amount.

2.3 Interest and Fee Computation; Collection of Funds. Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed. Principal payments submitted in funds not immediately available shall continue to bear interest until collected. If any payment to be made by the Borrowers hereunder or under any Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment. Notwithstanding anything to the contrary contained herein, the final payment due under any of the Loans must be made by wire transfer or other immediately available funds. All payments made by the Borrowers hereunder or under any of the Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under any of the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any Person shall be made by the Borrowers free and clear of, and without deduction or withholding for, or account of, any taxes now or hereinafter imposed by any taxing authority.

2.4 Late Charge. If any payment of interest or principal due hereunder is not made within ten (10) days after such payment is due in accordance with the terms hereof, then, in addition to the payment of the amount so due, the Borrowers shall pay to Lender a “late charge” of five cents for each whole dollar so overdue to defray part of the cost of collection and handling such late payment. The Borrowers agree that the damages to be sustained by Lender for the detriment caused by any late payment are extremely difficult and impractical to ascertain, and that the amount of five cents for each one dollar due is a reasonable estimate of such damages, does not constitute interest, and is not a penalty.

2.5 Letters of Credit. Subject to the terms and conditions of this Agreement and upon (i) the execution by the Borrowers and Lender of a Master Letter of Credit Agreement in form and substance acceptable to Lender, if requested by Lender (together with all amendments, modifications and restatements thereof, the “Master Letter of Credit Agreement”), and (ii) the execution and delivery by the Borrowers, and the acceptance by Lender, in its sole and absolute discretion, of a Letter of Credit Application, Lender agrees to issue for the account of the Borrowers such Letters of Credit in the standard form of Lender and otherwise in form and substance acceptable to Lender, from time to time during the term of this Agreement, provided that the Letter of Credit Obligations may not at any time exceed the Letter of Credit Commitment and provided further, that no Letter of Credit shall have an expiration date later than the Letter of Credit Maturity Date. The amount of any payments made by Lender with respect to draws made by a beneficiary under a Letter of Credit for which the Borrowers have failed to reimburse Lender upon the earlier of (i) Lender’s demand for repayment, or (ii) five (5) days from the date of such payment to such beneficiary by Lender, shall be deemed to have been converted to a Revolving Loan as of the date such payment was made by Lender to such beneficiary. Upon the occurrence of an Event of a Default and at the option of Lender, all Letter of Credit Obligations shall be converted to Revolving Loans consisting of Prime Loans, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrowers. To the extent the provisions of the Master Letter of Credit Agreement differ from, or are inconsistent with, the terms of this Agreement, the provisions of this Agreement shall govern.

2.6 Taxes.

(a) All payments made by the Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on Lender as a result of a present or former connection between Lender and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (collectively, “Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrowers shall not be required to increase any such amounts payable to Lender with respect to any Non-Excluded Taxes that are attributable to Lender’s failure to comply with the requirements of subsection 2.8(c).

(b) The Borrowers shall pay any Other Taxes to the relevant governmental authority in accordance with applicable law.

(c) At the request of the Borrowers and at the Borrowers’ sole cost, Lender shall take reasonable steps to (i) contest its liability for any Non-Excluded Taxes or Other Taxes that have not been paid, or (ii) seek a refund of any Non-Excluded Taxes or Other Taxes that have been paid.

(d) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrowers, as promptly as possible thereafter the Borrowers shall send to Lender a certified copy of an original official receipt received by the Borrowers showing payment thereof. If the Borrowers fail to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to Lender the required receipts or other required documentary evidence or if any governmental authority seeks to collect a Non-Excluded Tax or Other Tax directly from Lender for any other reason, the Borrowers shall indemnify Lender on an after-tax basis for any incremental taxes, interest or penalties that may become payable by Lender.

(e) The agreements in this Section shall survive the satisfaction and payment of the Obligations and the termination of this Agreement.

2.7 All Loans to Constitute Single Obligation. The Loans shall constitute one general obligation of the Borrowers, and shall be secured by Lender’s priority security interest in and Lien upon all of the Collateral and by all other security interests, Liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by the Borrowers and/or any Subsidiary to Lender.

Section 3. CONDITIONS OF BORROWING.

Notwithstanding any other provision of this Agreement, Lender shall not be required to disburse, make or continue all or any portion of the Loans, if any of the following conditions shall have occurred.

3.1 Loan Documents. The Borrowers shall have failed to execute and deliver to Lender any of the following Loan Documents, all of which must be satisfactory to Lender and Lender’s counsel in form, substance and execution:

(a) Loan Agreement. Two copies of this Agreement duly executed by the Borrowers.

(b) Revolving Note. A Revolving Note duly executed by the Borrowers, in the form prepared by and acceptable to Lender.

(c) Master Letter of Credit Agreement. A Master Letter of Credit Agreement prepared by and acceptable to Lender, duly executed by the Borrowers in favor of Lender.

(d) Stock Pledge Agreement. A separate Stock Pledge Agreement in favor of Lender in the form prepared by and acceptable to Lender, together with original stock certificates and stock powers duly executed in blank for all stock pledged to Lender, pledging to Lender 66.6% of the issued and outstanding Capital Securities of Hill Luxembourg, Hill UK, Hill Middle East and JKH.

(e) Collateral Access Agreement. Unless waived by Lender, Collateral Access Agreements dated as of the date of this Agreement, from the owner, lessor or mortgagee, as the case may be, of any real estate whereon any Collateral is stored or otherwise located, in the form prepared by and acceptable to Lender. Lender hereby acknowledges and agrees that no Collateral Access Agreements will be required to close the Loans referenced in this Agreement; provided, however, Lender reserves the right to request Collateral Access Agreements at any time hereafter, in which case Borrowers shall use their commercially reasonable best efforts to obtain such Collateral Access Agreements and shall provide proof thereof to Lender.

(f) Search Results; Lien Terminations. Copies of UCC search reports dated such a date as is reasonably acceptable to Lender, listing all effective financing statements which name each Borrower under its present name and any previous names, as debtor, together with (i) copies of such financing statements, (ii) payoff letters evidencing repayment in full of all existing Debt to be repaid with the Loans, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with UCC or other appropriate termination statements and documents effective to evidence the foregoing (other than Permitted Liens), and (iii) such other UCC termination statements as Lender may reasonably request.

(g) Organizational and Authorization Document. Copies of (i) the Articles of Incorporation or Articles of Organization and Bylaws or Operating Agreement of each Borrower; (ii) resolutions of the board of directors or the members of each Borrower approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; (iii) signature and incumbency certificates of the officers of each Borrower executing any of the Loan Documents, each of which the respective Borrower hereby certifies to be true and complete, and in full force and effect without modification, it being understood that Lender may conclusively rely on each such document and certificate until formally advised by each Borrower of any changes therein; and (iv) good standing certificates in the state of incorporation or organization of each Borrower and in each other state requested by Lender.

(h) Insurance. Evidence satisfactory to Lender of the existence of insurance required to be maintained pursuant to Section 8.6, together with evidence that Lender has been named as a lender’s loss payee on all related insurance policies.

(i) Additional Documents. Such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which Lender shall require.

3.2 Event of Default. Any Event of Default, or Unmatured Event of Default shall have occurred and be continuing.

3.3 Material Adverse Effect. The occurrence of any event having a Material Adverse Effect upon the Borrowers.

3.4 Litigation. Any litigation or governmental proceeding shall have been instituted against the Borrowers or any of their officers, shareholders, members or managerse having a Materially Adverse Effect upon the Borrowers.

3.5 Representations and Warranties. Any representation or warranty of the Borrowers or any Borrower contained herein or in any Loan Document shall be untrue or incorrect as of the date of any Loan as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

3.6 Commitment Fee. The Borrowers shall have failed to pay to Lender the fees set forth in the Fee Letter.

Section 4. NOTES EVIDENCING LOANS.

4.1 Revolving Note. The Revolving Loans and the Letter of Credit Obligations shall be evidenced by the Revolving Note. At the time of the initial disbursement of a Revolving Loan and at each time any additional Revolving Loan shall be requested hereunder or a repayment made in whole or in part thereon, a notation thereof shall be made on the books and records of Lender. All amounts recorded shall be, absent manifest error, conclusive and binding evidence of (i) the principal amount of the Revolving Loans advanced hereunder and the amount of all Letter of Credit Obligations, (ii) any accrued and unpaid interest owing on the Revolving Loans, and (iii) all amounts repaid on the Revolving Loans or the Letter of Credit Obligations. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrowers under the Revolving Note to repay the principal amount of the Revolving Loans, together with all interest accruing thereon.

Section 5. MANNER OF BORROWING.

5.1 Borrowing Procedures. Each Revolving Loan may be advanced either as a Prime Loan or a LIBOR Loan, provided, however, that at any time, the Borrowers may identify no more than three (3) Revolving Loans which may be LIBOR Loans. Each Loan shall be made available to the Borrowers upon any written, verbal, electronic, telephonic or telecopy loan request which Lender in good faith believes to emanate from a properly authorized representative of the Borrowers or any Borrower, whether or not that is in fact the case. Each such notice shall be effective upon receipt by Lender, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR Loan, the initial Interest Period therefor. The Borrowers shall select Interest Periods so as not to require a payment or prepayment of any LIBOR Loan during an Interest Period for such LIBOR Loan. The final Interest Period for any LIBOR Loan must be such that its expiration occurs on or before the Maturity Date of such Loan. A request for a Prime Loan must be received by Lender no later than 11:00 a.m. Chicago, Illinois time, on the day it is to be funded. A request for a LIBOR Loan must be (i) received by Lender no later than 11:00 a.m. Chicago, Illinois time, three days before the day it is to be funded, and (ii) in an amount equal to One Hundred Thousand and 00/100 Dollars ($100,000.00) or a higher integral multiple of One Hundred Thousand and 00/100 Dollars ($100,000.00). The proceeds of each Loan shall be made available at the office of Lender by credit to the account of the Borrowers or by other means requested by the Borrowers and acceptable to Lender. The Borrowers do hereby irrevocably confirm, ratify and approve all such advances by Lender and does hereby indemnify Lender against losses and expenses (including court costs, attorneys’ and paralegals’ fees) and shall hold Lender harmless with respect thereto.

5.2. LIBOR Conversion and Continuation Procedures. Each LIBOR Loan shall automatically renew for the Interest Period specified in the initial request received by Lender pursuant to Section 5.1, at the then current LIBOR Rate unless the Borrowers, pursuant to a subsequent written notice received by Lender, shall elect a different Interest Period or the conversion of all or a portion of such LIBOR Loan to a Prime Loan. Each Interest Period occurring after the initial Interest Period with respect to any LIBOR Loan shall commence on the same day of each applicable month as the first day of the initial Interest Period. Whenever the last day of any Interest Period with respect to any LIBOR Loan would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day. Whenever an Interest Period with respect to any LIBOR Loan would otherwise end on a day of a month for which there is no numerically corresponding day in the calendar month, such Interest Period shall end on the last day of such calendar month, unless such day is not a Business Day, in which event such Interest Period shall be extended to end on the next Business Day. Upon receipt by Lender of such subsequent notice, the Borrowers may, subject to the terms and conditions of this Agreement, elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loan having an Interest Period expiring on such day for a different Interest Period, or to convert any such LIBOR Loan to a Prime Loan. Such notice shall, in the case of a conversion to a Prime Loan, be given before 11:00 a.m., Chicago time, on the proposed date of such conversion, and in the case of conversion to a LIBOR Loan having a different Interest Period, be given before 11:00 a.m., Chicago time, at least three Business Days prior to the proposed date of such conversion, specifying: (i) the proposed date of conversion; (ii)

the aggregate amount of Loans to be converted; (iii) the type of Loans resulting from the proposed conversion; and (iv) the duration of the requested Interest Period. The Borrowers may not elect a LIBOR Rate, and an Interest Period for a LIBOR Loan shall not automatically renew, with respect to any principal amount which is scheduled to be repaid before the last day of the applicable Interest Period, and any such amounts shall bear interest at the Prime Rate plus the Applicable Margin until repaid.

5.3. Letters of Credit. All Letters of Credit shall bear such application, issuance, renewal, negotiation and other fees and charges, and bear such interest as charged by Lender or otherwise payable pursuant to the Master Letter of Credit Agreement. In addition to the foregoing, each standby Letters of Credit issued under and pursuant to this Agreement shall bear an issuance fee equal to the Letter of Credit Applicable Margin multiplied by the face amount of such standby Letter of Credit, payable by the Borrowers quarterly in arrears, until (i) such Letter of Credit has expired or has been returned to Lender, or (ii) Lender has paid the beneficiary thereunder the full face amount of such Letter of Credit.

5.4 Automatic Debit. In order to effectuate the timely payment of any of the Obligations when due, the Borrowers hereby authorize and direct Lender, at Lender’s option, to (a) debit the amount of the Obligations to any ordinary deposit account of the Borrowers or any Borrower, or (b) make a Revolving Loan hereunder to pay the amount of the Obligations.

5.5 Discretionary Disbursements. Lender, in its sole and absolute discretion, may immediately upon notice to the Borrowers, disburse any or all proceeds of the Loans made or available to the Borrowers pursuant to this Agreement to pay any fees, costs, expenses or other amounts required to be paid by the Borrowers hereunder and not so paid. All monies so disbursed shall be a part of the Obligations, payable by the Borrowers on demand from Lender.

5.6 Co-Obligor Provisions. (A) Each Borrower is and shall remain jointly and severally liable for all amounts due to Lender under this Agreement and the other Loan Documents, including, without limitation, all Obligations, regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which Lender accounts for such Loans or other extensions of credit on its books and records, and accordingly, each Borrower hereby unconditionally guaranties for the benefit of Lender the full and timely payment of the Obligations.

(B) Lender shall not be required or obligated to take any of the following action prior to pursuing any rights or remedies Lender may have against any Borrower: (1) take any action to collect from, or to file any claim of any kind against, any other Borrower or any Obligor; (2) take any steps to protect, enforce, take possession of, perfect any interest in, foreclose or realize on any collateral or security, if any, securing the Obligations; or (3) in any other respect, exercise any diligence whatsoever in enforcing, collecting or attempting to collect any of the Obligations by any means.

(C) Each Borrower unconditionally and irrevocably waives each and every defense which would otherwise impair, restrict, diminish or affect any of the Obligations. Without limiting the foregoing, Lender shall have the exclusive right from time to time without impairing, restricting, diminishing or affecting any of the Obligations, and without notice of any kind to all Borrowers, to (1) provide additional financial accommodations to Borrowers or any Borrower; (2) accept partial payments on the Obligations; (3) take and hold collateral or security to secure the Obligations, or take any other guaranty to secure the Obligations; (4) in its sole discretion, apply any such collateral or security, and direct the order or manner of sale thereof, and the application of the proceeds thereof; (5) release any guarantor or co-obligor of the Obligations; and (6) settle, release, compromise, collect or otherwise liquidate the Obligations or exchange, enforce, sell, lease, use, maintain, impair and release any collateral or security therefor in any manner, without affecting or impairing any of the Obligations hereunder.

(D) Each Borrower hereby unconditionally waives (1) notice of any default by Borrowers in the full and prompt payment or performance of the Obligations, and (2) presentment, notice of dishonor, protest, demand for payment and any other notices of any kind.

(E) Each Borrower assumes full responsibility for keeping informed of (1) the financial condition of the other Borrowers; (2) the extent of the Obligations; and (3) all other circumstances bearing upon Borrowers or the risk of non-payment of the Obligations. Each Borrower agrees that Lender shall have no duty or obligation to advise, furnish or supply such Borrower of or with any information known to Lender, including, but not limited to, the financial condition of the other Borrowers, any other circumstances relating to non-payment of the Obligations or otherwise. If Lender, in its sole discretion, provides any advice or information to any Borrower, Lender shall be under no obligation to investigate the matters contained in such advice or information, or to correct such advice or information if Lender thereafter knows or should have known that such advice or information is misleading or untrue, in whole or in part, or to update or provide any other advice or information in the future.

(F) Each Borrower acknowledges and agrees that it may have a right of indemnification, subrogation, contribution and reimbursement from the other Borrowers, Lender or any other Obligor based upon its execution of this Agreement. Each Borrower understands the benefits of having such rights, including, but not limited to, (1) such Borrower’s right to reimbursement from the other Borrowers of all monies expended for the payment of the Obligations; and (2) such Borrower’s subrogation to the rights of Lender after payment of the Obligations. No Borrower shall exercise any such rights of indemnification, subrogation, contribution or reimbursement from the other Borrowers, Lender or any Obligor prior to the indefeasible payment and satisfaction in full to Lender of the Obligations.

(G) Each Borrower appoints each other Borrower as its agent for all purposes relevant to this Agreement and the other Loan Documents, including, without limitation, the giving and receipt of notices and execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all of the Borrowers or any Borrower acting singly, shall be valid and effective if given or taken only by one Borrower, whether or not the other Borrowers join therein.

Section 6. SECURITY FOR THE OBLIGATIONS.

6.1 Security for Obligations. As security for the payment and performance of the Obligations, Hill International hereby reaffirms its prior grant of a security interest and lien to Lender in all of Hill International’s assets, as set forth in the Prior Loan Agreement, and the each Borrower hereby pledges, assigns, transfers, delivers and grants to Lender, for its own benefit and as agent for its Affiliates, a continuing and unconditional first priority security interest in and to any and all property of such Borrower, of any kind or description, tangible or intangible, wheresoever located and whether now existing or hereafter arising or acquired, including the following (all of which property, along with the products and proceeds therefrom, are individually and collectively referred to as the “Collateral”):

(a) all property of, or for the account of, such Borrower now or hereafter coming into the possession, control or custody of, or in transit to, Lender or any agent or bailee for Lender or any parent, Affiliate or Subsidiary of Lender or any participant with Lender in the Loans (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all earnings, dividends, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and

(b) the additional property of such Borrower, whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions, betterments and replacements therefor, products and Proceeds therefrom, and all of such Borrower’s books and records and recorded data relating thereto (regardless of the medium of recording or storage), together with all of such Borrower’s right, title and interest in and to all computer software required to utilize, create, maintain and process any such records or data on electronic media, identified and set forth as follows:

(i)	All Accounts and all Goods whose sale, lease or other disposition by such Borrower have given rise to Accounts and have been returned to, or repossessed or stopped in transit by, such Borrower, or rejected or refused by an Account Debtor;

(ii)	All Inventory, including, without limitation, raw materials, work-in-process and finished goods;

(iii)	All Goods (other than Inventory), including, without limitation, embedded software, Equipment, vehicles, furniture and Fixtures;

(iv)	All Software and computer programs;

(v)	All Securities, Investment Property, Financial Assets and Deposit Accounts;

(vi)	All Chattel Paper, Electronic Chattel Paper, Instruments, Documents, Letter of Credit Rights, all proceeds of letters of credit, Health-Care-Insurance Receivables, Supporting Obligations, notes secured by real estate, Commercial Tort Claims and General Intangibles, including Payment Intangibles; and

(vii)	All Proceeds (whether Cash Proceeds or Noncash Proceeds) of the foregoing property, including, without limitation, all insurance policies and proceeds of insurance payable by reason of loss or damage to the foregoing property, including unearned premiums, and of eminent domain or condemnation awards.

6.2 Other Collateral. In addition, the Obligations are also secured by (a) that certain Stock Pledge Agreement of even date herewith executed and delivered by Hill International to Lender, and (b) certain other Stock Pledge Agreements executed and delivered by Hill Luxembourg to Lender.

6.3 Possession and Transfer of Collateral. Unless an Event of Default exists hereunder, the Borrowers shall be entitled to possession or use of the Collateral (other than Instruments or Documents, Tangible Chattel Paper, Investment Property consisting of certificated securities and other Collateral required to be delivered to Lender pursuant to this Section 6). The cancellation or surrender of any Note, upon payment or otherwise, shall not affect the right of Lender to retain the Collateral for any other of the Obligations. The Borrowers shall not sell, assign (by operation of law or otherwise), license, lease or otherwise dispose of, or grant any option with respect to any of the Collateral, except that the Borrowers may sell Inventory in the ordinary course of business.

6.4 Financing Statements. The Borrowers shall, at Lender’s request, at any time and from time to time, execute and deliver to Lender such financing statements, amendments and other documents and do such acts as Lender deems necessary in order to establish and maintain valid, attached and perfected first priority security interests in the Collateral in favor of Lender, free and clear of all Liens and claims and rights of third parties whatsoever, except Permitted Liens. The Borrowers hereby irrevocably authorize Lender at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto without the signature of the Borrowers that (a) indicate the Collateral (i) is comprised of all assets of the Borrowers or words of similar effect, regardless of whether any particular asset comprising a part of the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, or (ii) as being of an equal or lesser scope or within greater detail as the grant of the security interest set forth herein, and (b) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrowers are an organization, the type of organization and any Organizational Identification Number issued to the Borrowers, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of the real property to which the Collateral relates. The Borrowers hereby agree that a photocopy or other reproduction of this Agreement is sufficient for filing as a financing statement and the Borrowers authorize Lender to file this Agreement as a financing statement in any jurisdiction. The Borrowers agree to furnish any such information to Lender promptly upon request. The Borrowers further ratify and affirm their authorization for any financing statements and/or amendments thereto, executed and filed by Lender in any jurisdiction prior to the date of this Agreement. In addition, the Borrowers shall make appropriate entries on its books and records disclosing Lender’s security interests in the Collateral.

6.5 Additional Collateral. The Borrowers shall deliver to Lender immediately upon its demand, such other collateral as Lender may from time to time request, should the value of the Collateral, in Lender’s sole and absolute discretion, decline, deteriorate, depreciate or become impaired, and does hereby grant to Lender a continuing security interest in such other collateral, which, when pledged, assigned and transferred to Lender shall be and become part of the Collateral. Lender’s security interests in all of the foregoing Collateral shall be valid, complete and perfected whether or not covered by a specific assignment.

6.6 Preservation of the Collateral. Lender may, but is not required, to take such actions from time to time as Lender deems appropriate to maintain or protect the Collateral. Lender shall have exercised reasonable care in the custody and preservation of the Collateral if Lender takes such action as the Borrowers shall reasonably request in writing which is not inconsistent with Lender’s status as a secured party, but the failure of Lender to comply with any such request shall not be deemed a failure to exercise reasonable care; provided, however, Lender’s responsibility for the safekeeping of the Collateral shall (i) be deemed reasonable if such Collateral is accorded treatment substantially equal to that which Lender accords its own property, and (ii) not extend to matters beyond the control of Lender, including acts of God, war, insurrection, riot or governmental actions. In addition, any failure of Lender to preserve or protect any rights with respect to the Collateral against prior or third parties, or to do any act with respect to preservation of the Collateral, not so requested by the Borrowers, shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral. The Borrowers shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of the Borrowers and Lender in the Collateral against prior or third parties. Without limiting the generality of the foregoing, where Collateral consists in whole or in part of securities, the Borrowers represent to, and covenant with, Lender that the Borrowers have made arrangements for keeping informed of changes or potential changes affecting the securities (including rights to convert or subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and the Borrowers agree that Lender shall have no responsibility or liability for informing the Borrowers of any such or other changes or potential changes or for taking any action or omitting to take any action with respect thereto.

6.7 Other Actions as to any and all Collateral. The Borrowers further agree to take any other action reasonably requested by Lender to ensure the attachment, perfection and first priority of, and the ability of Lender to enforce, Lender’s security interest in any and all of the Collateral including (a) causing Lender’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the bank to enforce, Lender’s security interest in such Collateral, (b) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Lender to enforce, Lender’s security interest in such Collateral, (c) obtaining governmental and other third party consents and approvals, including any consent of any licensor, lessor or other Person obligated on Collateral, (d) obtaining waivers from mortgagees and landlords in form and substance satisfactory to Lender, and (e) taking all actions required by the UCC in effect from time to time or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction. The Borrowers further agree to jointly and severally indemnify and hold Lender harmless against claims of any Persons not a party to this Agreement concerning disputes arising over the Collateral.

6.8 Collateral in the Possession of a Warehouseman or Bailee. If any of the Collateral at any time is in the possession of a warehouseman or bailee, the Borrowers shall promptly notify Lender thereof, and shall promptly obtain a Collateral Access Agreement. Lender agrees with the Borrowers that Lender shall not give any instructions to such warehouseman or bailee pursuant to such Collateral Access Agreement unless an Event of Default has occurred and is continuing, or would occur after taking into account any action by the Borrowers with respect to the warehouseman or bailee.

6.9 Letter-of-Credit Rights. If either or both Borrowers at any time are a beneficiary under a letter of credit now or hereafter issued in favor of the Borrowers or any Borrower, the Borrowers shall promptly notify Lender thereof and, at the request and option of Lender, the Borrowers shall, pursuant to an agreement in form and substance satisfactory to Lender, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Lender of the proceeds of any drawing under the letter of credit, or (ii) arrange for Lender to become the transferee beneficiary of the letter of credit, with Lender agreeing, in each case, that the proceeds of any drawing under the letter to credit are to be applied as provided in this Agreement.

6.10 Commercial Tort Claims. If any Borrower shall at any time hold or acquire a Commercial Tort Claim, such Borrower shall immediately notify Lender in writing signed by such Borrower of the details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, in each case in form and substance satisfactory to Lender, and shall execute any amendments hereto deemed reasonably necessary by Lender to perfect its security interest in such Commercial Tort Claim.

6.11 Electronic Chattel Paper and Transferable Records. If any Borrower at any time holds or acquires an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Borrower shall promptly notify Lender thereof and, at the request of Lender, shall take such action as Lender may reasonably request to vest in Lender control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be,

Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. Lender agrees with the Borrowers that Lender will arrange, pursuant to procedures satisfactory to Lender and so long as such procedures will not result in Lender’s loss of control, for the Borrowers to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control.

Section 7. REPRESENTATIONS AND WARRANTIES.

To induce Lender to make the Loans, the Borrowers make the following representations and warranties to Lender, each of which shall survive the execution and delivery of this Agreement:

7.1 Borrowers Organization and Name. Hill International is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, with full and adequate power to carry on and conduct its business as presently conducted and each Subsidiary is validly existing and in good standing under the laws of the jurisdiction of its organization. PCI Group is a limited liability company duly organized, existing and in good standing under the laws of the State of Nevada, with full and adequate power to carry on and conduct its business as presently conducted and each Subsidiary is validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect. Hill International’s Organizational Identification Number is 3785704. PCI Group’s Organizational Identification Number is LLC8283-2002. The exact legal names of the Borrowers are as set forth in the first paragraph of this Agreement, and the Borrowers currently do not conduct, nor has any Borrower during the last five (5) years conducted, business under any other name or trade name, other than Arpeggio Acquisition Corporation.

7.2 Authorization. The Borrowers have full corporate or limited liability company power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of its duties and obligations under this Agreement and the other Loan Documents. The execution and delivery of this Agreement and the other Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the articles/certificate of incorporation, articles of organization, bylaws or operating agreement of the Borrowers. All necessary and appropriate action has been taken on the part of the Borrowers to authorize the execution and delivery of this Agreement and the Loan Documents.

7.3 Validity and Binding Nature. This Agreement and the other Loan Documents are the legal, valid and binding obligations of the Borrowers, enforceable against the Borrowers in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

7.4 Consent; Absence of Breach. The execution, delivery and performance of this Agreement, the other Loan Documents and any other documents or instruments to be executed and delivered by the Borrowers in connection with the Loans, and the borrowings by the Borrowers hereunder, do not and will not (a) require any consent, approval, authorization of, or filings with, notice to or other act by or in respect of, any governmental authority or any other Person (other than any consent or approval which has been obtained and is in full force and effect); (b) conflict with (i) any provision of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, (ii) the articles of incorporation, articles of organization, bylaws or operating agreement of the Borrowers or any of their Subsidiaries, or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Borrowers or any of their Subsidiaries or any of their respective properties or assets; or (c) require, or result in, the creation or imposition of any Lien on any asset of Borrowers or any of their Subsidiaries, other than Liens in favor of Lender created pursuant to this Agreement.

7.5 Ownership of Properties; Liens. The Borrowers are the sole owners of all of their properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like), other than Permitted Liens.

7.6 Equity Ownership. All issued and outstanding Capital Securities of the Borrowers and each of their Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. All issued and outstanding Capital Securities of each of the Borrowers’ Subsidiaries are free and clear of all Liens other than those in favor of Lender. As of the date hereof, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of the Borrowers and each of their Subsidiaries.

7.7 Intellectual Property. The Borrowers own and possess or have a license or other right to use all Intellectual Property, as are necessary for the conduct of the businesses of the Borrowers, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect upon the Borrowers, and no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property nor do the Borrowers know of any valid basis for any such claim.

7.8 Financial Statements. All financial statements submitted to Lender have been prepared in accordance with sound accounting practices and GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year and present fairly the financial condition of the Borrowers and the results of the operations for the Borrowers as of such date and for the periods indicated. Since the date of the most recent financial statement submitted by the Borrowers to Lender, there has been no change in the financial condition or in the assets or liabilities of the Borrowers having a Material Adverse Effect on the Borrowers.

7.9 Litigation and Contingent Liabilities. There is no litigation, arbitration proceeding, demand, charge, claim, petition or governmental investigation or proceeding pending, or to the knowledge of any Borrower, threatened, against any Borrower, which, if adversely determined, which might reasonably be expected to have a Material Adverse Effect upon such Borrower, except as set forth in Schedule 7.9. Other than any liability incident to such litigation or proceedings, the Borrowers have no material guarantee obligations, contingent liabilities, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not fully-reflected or fully reserved for in the most recent audited financial statements delivered pursuant to subsection 8.8(a) or fully-reflected or fully reserved for in the most recent quarterly financial statements delivered pursuant to subsection 8.8(b) and not permitted by Section 9.1.

7.10 Event of Default. No Event of Default or Unmatured Event of Default exists or would result from the incurrence by the Borrowers of any of the Obligations hereunder or under any of the other Loan Document, and no Borrower is in default (without regard to grace or cure periods) under any other contract or agreement to which it is a party, the effect of which would have a Material Adverse Effect upon such Borrower.

7.11 Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which (a) would have a Material Adverse Effect upon the Borrowers, or (b) would constitute an Event of Default or an Unmatured Event of Default.

7.12 Environmental Laws and Hazardous Substances. The Borrowers have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Substances, on or off any of the premises of the Borrowers (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder. The Borrowers will comply in all material respects with all Environmental Laws and will obtain all licenses, permits certificates, approvals and similar authorizations thereunder. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or, to the best of the Borrowers’ knowledge, threatened, and the Borrowers shall immediately notify Lender upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice, and shall take prompt and appropriate actions to respond thereto, with respect to any non-compliance with, or violation of, the requirements of any Environmental Law by the Borrowers or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material or any other environmental, health or safety matter, which affects the Borrowers or their business, operations or assets or any properties at which the Borrowers have transported, stored or disposed of any Hazardous Substances. The Borrowers have no material liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Substances or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material. The Borrowers further agree to allow Lender or its agent access to the properties of the Borrowers and their Subsidiaries to confirm compliance with all Environmental Laws, and the Borrowers shall, following determination by Lender that there is non-compliance, or any condition which requires any action by or on behalf of the Borrowers in order to avoid any non-compliance, with any Environmental Law, at the Borrowers’ sole expense, cause an independent environmental engineer acceptable to Lender to conduct such tests of the relevant site as are appropriate, and prepare and deliver a report setting forth the result of such tests, a proposed plan for remediation and an estimate of the costs thereof.

7.13 Solvency, etc. As of the date hereof, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each Loan hereunder and the use of the proceeds thereof, (a) the fair value of each Borrower’s assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated as required under the Section 548 of the Bankruptcy Code, (b) the present fair saleable value of each Borrower’s assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) each Borrower is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) each Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) no Borrower is engaged in business or a transaction, nor is any Borrower about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

7.14 ERISA Obligations. All Employee Plans of the Borrowers meet the minimum funding standards of Section 302 of ERISA and 412 of the Internal Revenue Code where applicable, and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified. No withdrawal liability has been incurred under any such Employee Plans and no “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies. The Borrowers have promptly paid and discharged all obligations and liabilities arising under the Employee Retirement Income Security Act of 1974 (“ERISA”) of a character which if unpaid or unperformed might result in the imposition of a Lien against any of their properties or assets.

7.15 Labor Relations. Except as could not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts or other labor disputes against the Borrowers or, to the best knowledge of any Borrower, threatened, (ii) hours worked by and payment made to employees of the Borrowers have not been in violation of the Fair Labor Standards Act or any other applicable law, and (ii) no unfair labor practice complaint is pending against the Borrowers or, to the best knowledge of any Borrower, threatened before any governmental authority.

7.16 Security Interest. This Agreement creates a valid security interest in favor of Lender in the Collateral and, when properly perfected by filing in the appropriate jurisdictions, or by possession or Control of such Collateral by Lender or delivery of such Collateral to Lender, shall constitute a valid, perfected, first-priority security interest in such Collateral.

7.17 Lending Relationship. The relationship hereby created between the Borrowers and Lender is and has been conducted on an open and arm’s length basis in which no fiduciary relationship exists, and the Borrowers have not relied and are not relying on any such fiduciary relationship in executing this Agreement and in consummating the Loans. Lender represents that it will receive any Note payable to its order as evidence of a bank loan.

7.18 Business Loan. The Loans, including interest rate, fees and charges as contemplated hereby, (i) are business loans within the purview of 815 ILCS 205/4(1)(c), as amended from time to time, (ii) are an exempted transaction under the Truth In Lending Act, 12 U.S.C. 1601 et seq., as amended from time to time, and (iii) do not, and when disbursed shall not, violate the provisions of the Illinois usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, the Borrowers or any property securing the Loans.

7.19 Taxes. Each Borrower has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes, governmental charges and assessments due and payable with respect to such returns, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, are insured against or bonded over to the satisfaction of Lender and the contesting of such payment does not create a Lien on the Collateral which is not a Permitted Lien. There is no controversy or objection pending, or to the knowledge of any Borrower, threatened in respect of any tax returns of the Borrowers. The Borrowers have made adequate reserves on their books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable.

7.20 Compliance with Regulation U. No portion of the proceeds of the Loans shall be used by the Borrowers, or any Affiliate of the Borrowers, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System or any successor thereto.

7.21 Governmental Regulation. The Borrowers, their Subsidiaries and any of the Guarantors are not, or after giving effect to any loan, will not be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the ICC Termination Act of 1995 or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

7.22 Bank Accounts. All Deposit Accounts and operating bank accounts of each Borrower are located at Lender and no Borrower has other Deposit Accounts except those listed on Schedule 7.22 attached hereto.

7.23 Place of Business. The principal place of business and books and records of the Borrowers are set forth in the preamble to this Agreement, and the location of all Collateral, if other than at such principal place of business, is as set forth on Schedule 7.23 attached hereto and made a part hereof, and the Borrowers shall promptly notify Lender of any change in such locations. The Borrowers will not remove or permit the Collateral to be removed from such location without the prior written consent of Lender, except for Inventory sold in the usual and ordinary course of the Borrowers’ business.

7.24 Complete Information. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials and information heretofore or contemporaneously herewith furnished in writing by the Borrowers to Lender for purposes of, or in connection with, this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Borrowers to Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by Lender that any projections and forecasts provided by the Borrowers are based on good faith estimates and assumptions believed by the Borrowers to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

7.25 Internal Controls. From and after the closing of an initial public offering of the capital stock of the Borrowers:

(a) The Borrowers have established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-14 under the U.S. Securities Exchange Act or 1934, as amended (the “Exchange Act”)), which (i) are designed to ensure that material information relating to the Borrowers are made known to the Borrowers’ principal executive officer and its principal financial offer or persons performing similar functions by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (ii) have been evaluated for effectiveness as a date within ninety (90) days prior to the filing of the Borrowers’ most recent annual or quarterly report filed with the Securities Exchange Commission; and (iii) are effective in all material respects to perform the functions for which they were established;

(b) Based on the evaluation of its disclosure controls and procedures, the Borrowers are not aware of (i) any significant deficiency in the design or operation of internal controls which could adversely affect the Borrowers’ abilities to record, process, summarize and report financial data or any material weaknesses in internal controls or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Borrowers’ internal controls; and

(c) Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

Section 8. AFFIRMATIVE COVENANTS.

8.1 Compliance with Bank Regulatory Requirements; Increased Costs. If Lender shall reasonably determine that any Regulatory Change, or compliance by Lender or any Person controlling Lender with any request or directive (whether or not having the force of law) of any governmental authority, central bank or comparable agency has or would have the effect of reducing the rate of return on Lender’s or such controlling Person’s capital as a consequence of Lender’s obligations hereunder or under any Letter of Credit to a level below that which Lender or such controlling Person could have achieved but for such Regulatory Change or compliance (taking into consideration Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by Lender or such controlling Person to be material or would otherwise reduce the amount of any sum received or receivable by Lender under this Agreement or under any Note with respect thereto, then from time to time, upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Borrowers shall pay directly to Lender or such controlling Person such additional amount as will compensate Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty days (180) days prior to the date on which Lender first made demand therefor.

8.2 Borrower Existence. Each Borrower shall at all times (a) preserve and maintain its existence and good standing in the jurisdiction of its organization, (b) preserve and maintain its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect), and (c) continue as a going concern in the business which such Borrower is presently conducting.

8.3 Compliance With Laws. The Borrowers shall use the proceeds of the Loans for working capital and other general corporate or business purposes as set forth herein (including Permitted Acquisitions) not in contravention of any requirements of law and not in violation of this Agreement, and shall comply, and cause each Subsidiary to comply, in all respects, including the conduct of its business and operations and the use of its properties and assets, with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect. In addition, and without limiting the foregoing sentence, the Borrowers shall (a) ensure, and cause each Subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls any Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar list maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

8.4 Payment of Taxes and Liabilities. Each Borrower shall pay, and cause each Subsidiary to pay, and discharge, prior to delinquency and before penalties accrue thereon, all property and other taxes, and all governmental charges or levies against it or any of the Collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Borrower or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any of the Collateral, such contest proceedings stay the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claim.

8.5 Maintain Property. Each Borrower shall at all times maintain, preserve and keep its plant, properties and Equipment, including, but not limited to, any Collateral, in good repair, working order and condition; normal wear and tear excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained. The Borrowers shall permit Lender to examine and inspect such plant, properties and Equipment, including, but not limited to, any Collateral, upon reasonable notice during business hours.

8.6 Maintain Insurance. Each Borrower shall at all times maintain, and cause each Subsidiary to maintain, with insurance companies reasonably acceptable to Lender, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, including employers’, public and professional liability risks, as is customarily maintained by companies similarly situated, and shall have insured amounts no less than, and deductibles no higher than, are reasonably acceptable to Lender. The Borrowers shall furnish to Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Borrowers, which shall be reasonably acceptable in all respects to Lender. The Borrowers shall cause each issuer of an insurance policy to provide Lender with an endorsement (i) showing Lender as lender’s loss payee with respect to each policy of property or casualty insurance and naming Lender as an additional insured with respect to each policy of liability insurance; and (ii) providing that thirty (30) days notice will be given to Lender prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy. The Borrowers shall execute and deliver to Lender a collateral assignment, in form and substance satisfactory to Lender, of each business interruption insurance policy maintained by the Borrowers.

In the event the Borrowers either fail to provide Lender with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then Lender, without waiving or releasing any obligation or default by the Borrowers hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto, which Lender deems advisable. This insurance coverage (a) may, but need not, protect the Borrowers’ interests in such property, including the Collateral, and (b) may not pay any claim made by, or against, the Borrowers in connection with such property, including the Collateral. The Borrowers may later cancel any such insurance purchased by Lender, but only after providing Lender with evidence that the Borrowers have obtained the insurance coverage required by this Section. If Lender purchases insurance for the Collateral, the Borrowers will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the principal amount of the Loans owing hereunder. The costs of the insurance may be more than the cost of the insurance the Borrowers may be able to obtain on its own.

8.7 ERISA Liabilities; Employee Plans. The Borrowers shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability to the Borrowers; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA; including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify Lender immediately upon receipt by the Borrowers of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise Lender of the occurrence of any “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

8.8 Financial Statements. The Borrowers shall at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to Lender or its authorized representatives such information regarding the business affairs, operations and financial condition of the Borrowers, including:

(a) promptly when available, and in any event, within ninety (90) days after the close of each of its fiscal years, a copy of (i) the annual audited financial statements of the Borrowers and their Subsidiaries, including consolidated balance sheet, statement of income and retained earnings, and statement of cash flows for the fiscal year then ended and such other information (including nonfinancial information) as Lender may request, in reasonable detail, prepared and certified without adverse reference to going concern value and without qualification by Amper, Politziner & Mattia or other independent auditor of recognized standing, selected by the Borrowers and reasonably acceptable to Lender, and (ii) a consolidating balance sheet of the Borrowers and their Subsidiaries as of the end of each of its fiscal years and consolidating statements of earnings and cash flows for the Borrowers and their Subsidiaries for each of its fiscal years, certified as true and correct by each Borrower’s treasurer or chief financial officer;

(b) promptly when available, and in any event, within forty-five (45) days following the end of each of the first three fiscal quarters of each fiscal year, a copy of the consolidated and consolidating financial statements of the Borrowers and their Subsidiaries regarding such fiscal quarter, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal quarter then ended and such other information (including nonfinancial information) as Lender may request, in reasonable detail, prepared and certified as true and correct by each Borrower’s treasurer or chief financial officer; and

(c) within ten (10) days after the filing due date (as such date may be extended in accordance with properly granted extensions) each year, a signed copy of the complete income tax returns filed with the Internal Revenue Service by the Borrowers.

The Borrowers represent and warrant to Lender that the financial statements delivered to Lender at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect the financial condition of the Borrowers. Lender shall have the right at all times during business hours to inspect the books and records of the Borrowers and make extracts therefrom.

8.9 Reserved.

8.10 Supplemental Financial Statements. The Borrowers shall immediately upon receipt thereof, provide to Lender copies of interim and supplemental reports if any, submitted to the Borrowers by independent accountants in connection with any interim audit or review of the books of the Borrowers.

8.11 Aged Accounts Schedule/Work in Process Reports. The Borrowers shall, within forty-five (45) days after the end of each fiscal quarter, deliver the following to Lender, each certified as accurate by each Borrower’s treasurer or chief financial officer and otherwise in form and substance satisfactory to Lender: (a) an aged schedule of the Accounts of each Borrower, listing the name and amount due from each Account Debtor and showing the aggregate amounts due from (1) 0-30 days, (2) 31-60 days, (3) 61-90 days and (4) more than 90 days, and (b) each Borrower and its Subsidiaries’ work in process report.

8.12 Covenant Compliance Certificate. The Borrowers shall, contemporaneously with the furnishing of the financial statements pursuant to Section 8.8, deliver to Lender a duly completed compliance certificate, dated the date of such financial statements and certified as true and correct by an appropriate officer of each Borrower, containing a computation of each of the financial covenants set forth in Section 10 and stating that such Borrower has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such Event of Default or Unmatured Event of Default describing it and the steps, if any, being taken to cure it.

8.13 Field Audits. Upon reasonable notice and during regular business hours, the Borrowers shall permit Lender to inspect the Inventory, other tangible assets and/or other business operations of the Borrowers and each Subsidiary, to perform appraisals of the Equipment of the Borrowers and each Subsidiary, and to inspect, audit, check and make copies of, and extracts from, the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other Collateral, the results of which must be satisfactory to Lender in Lender’s sole and absolute discretion. All such inspections or audits by Lender shall be at the Borrowers’ sole expense; provided, however, that so long as no Event of Default shall have occurred, (a) the Borrowers shall not be obligated to pay for more than two such inspections or audits in any given year; and (b) the Borrowers shall not be obligated to pay more than [$10,000] in the aggregate in any given year for such inspections or audits.

8.14 Other Reports. The Borrowers shall, within such period of time as Lender may specify, deliver to Lender such other schedules and reports as Lender may reasonably require.

8.15 Collateral Records. The Borrowers shall keep full and accurate books and records relating to the Collateral and shall mark its financial books and records to indicate Lender’s Lien in the Collateral.

8.16 Intellectual Property. The Borrowers shall maintain, preserve and renew all Intellectual Property necessary for the conduct of its business as and where the same is currently located as heretofore or as hereafter conducted by it.

8.17 Notice of Proceedings. The Borrowers, upon becoming aware, shall give written notice to Lender of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrowers to Lender which has been instituted or, to the knowledge of the Borrowers, is threatened in writing against any Borrower or any of Borrowers’ Subsidiaries or to which any of Borrowers’ properties is subject which might reasonably be expected to have a Material Adverse Effect.

8.18 Notice of Event of Default or Material Adverse Effect. The Borrowers shall, immediately after the commencement thereof, give notice to Lender in writing of the occurrence of any Event of Default or any Unmatured Event of Default, or the occurrence of any condition or event having a Material Adverse Effect.

8.19 Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of the Borrowers or any of their Subsidiaries, the Borrowers shall, or shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Borrowers shall, and shall cause each Subsidiary to, comply with any Federal or state judicial or administrative order requiring the performance at any real property of the Borrowers or any Subsidiary of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Borrowers shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

8.20 Further Assurances. The Borrowers shall take such actions as are necessary or as Lender may reasonably request from time to time to ensure that the Obligations under the Loan Documents are secured by substantially all of the assets of the Borrowers, in each case as Lender may determine, including (a) the execution and delivery of security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing, (b) the delivery of certificated securities and other collateral with respect to which perfection is obtained by possession, and (c) the execution and delivery of such additional documents, agreements and instruments as may be necessary for Lender to maintain a first priority Lien on 66 2/3% of the issued and outstanding Capital Securities of each of Hill Luxembourg, Hill UK, Hill Middle East and JKH, and any other foreign Subsidiary of Borrower whose Capital Securities have been pledged to Lender. Borrower shall provide notice to Lender prior to any of Borrower’s direct or indirect foreign Subsidiaries issuing any additional Capital Securities.

8.21 Banking Relationship. The Borrowers covenant and agree to at all times during the term of this Agreement utilize Lender as their bank of account and depository for all financial services, including all receipts, disbursements, cash management and related service.

8.22 Non-Utilization Fee. The Borrowers agree to pay to Lender a non-utilization fee equal to one quarter of one percent (0.25%) of the total of (a) the Revolving Loan Commitment, minus (b) the sum of (i) the daily average of the aggregate principal amount of all Revolving Loans outstanding, plus (ii) the daily average of the aggregate amount of the Letter of Credit Obligations, which non-utilization fee shall be (A) calculated on the basis of a year consisting of 360 days, (B) paid for the actual number of days elapsed, and (C) payable quarterly in arrears on the last day of each March, June, September and December, commencing on December 31, 2008, and on the Revolving Loan Maturity Date. As of October 31, 2008, Borrowers shall pay to Lender the non-utilization fee due under the Prior Loan Agreement.

Section 9. NEGATIVE COVENANTS.

9.1 Debt. The Borrowers shall not, either directly or indirectly, create, assume, incur or have outstanding any Debt (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except:

(a) the Obligations under this Agreement and the other Loan Documents;

(b) obligations of the Borrowers for Taxes, assessments, municipal or other governmental charges;

(c) obligations of the Borrowers for accounts payable, other than for money borrowed, incurred in the ordinary course of business;

(d) Subordinated Debt;

(e) Hedging Obligations incurred in favor of Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation;

(f) Debt for Capital Expenditures, other than Capital Expenditures constituting Permitted Acquisitions, provided that the aggregate amount of all such Debt outstanding at any time shall not exceed One Million and no/100 Dollars ($1,000,000.00);

(g) Debt described on Schedule 9.1 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;

(h) performance guaranties issued by the Borrowers of the operating obligations of their Subsidiaries made in the ordinary course of Borrowers’ business; provided, however, such guaranties shall exclude any guaranty of the payment of such Subsidiaries’ monetary obligations;

(i) other unsecured Subordinated Debt, in addition to the Debt listed above, in an aggregate amount outstanding at any time not to exceed One Million and 00/100 Dollars ($1,000,000.00); and

(j) revolving loan facility Debt or Debt incurred in connection with advance payment or performance guaranties, each to the extent incurred by Borrowers’ foreign Subsidiaries after the date hereof, provided, (i) the applicable foreign Subsidiary uses good faith efforts to utilize Lender or an Affiliate of Lender to obtain such financing (considering all of the business circumstances involved) and it is determined to be impractical for the applicable foreign Subsidiary to obtain such financing from Lender or any of Lender’s Affiliates, whether utilizing Letters of Credit issued under this Agreement or otherwise; and (ii) the total aggregate outstanding amount of such Debt incurred after the date hereof does not exceed $5,000,000.

9.2 Encumbrances. The Borrowers and their direct and indirect Subsidiaries shall not, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of the Borrowers or their Subsidiaries, whether owned at the date hereof or hereafter acquired, except for Permitted Liens.

9.3 Investments. The Borrowers and their direct and indirect Subsidiaries shall not, either directly or indirectly, make or have outstanding any Investment, except:

(a) capital contributions or loans by the Borrowers to any Wholly-Owned Subsidiary, or by any Subsidiary to any other Wholly-Owned Subsidiary;

(b) Investments constituting Debt permitted by Section 9.1;

(c) Contingent Liabilities constituting Debt permitted by Section 9.1 or Liens permitted by Section 9.2;

(d) Cash Equivalent Investments;

(e) bank deposits in the ordinary course of business, provided that the aggregate amount of all such deposits (excluding amounts in payroll accounts or for accounts payable, in each case to the extent that checks have been issued to third parties) which are maintained with any bank other than Lender shall not at any time exceed $250,000, unless any such amount in excess of $250,000 is swept to Lender on a daily basis pursuant to Section 8.21 above;

(f) Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

(g) Permitted Acquisitions made after the date of this Agreement;

(h) Investments listed on Schedule 9.3 as of the Closing Date;

(i) Investments in publicly traded securities not in excess of $5,000,000 outstanding at any time, provided (a) no Event of Default exists at the time of any such Investment, and (b) no Loan proceeds are used to purchase all or any portion of such Investments.

(j) bank deposits maintained by Borrowers’ foreign Subsidiaries and Affiliates in non-United States bank accounts in the ordinary course of business.

provided, however, that (i) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (ii) no Investment otherwise permitted by subsections (b) or (c) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

9.4 Transfer; Merger; Sales. The Borrowers shall not and not permit any Subsidiary to, whether in one transaction or a series of related transactions, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any

Wholly-Owned Subsidiary into the Borrowers or into any other domestic Wholly-Owned Subsidiary; (ii) any such purchase or other acquisition by the Borrowers or any domestic Wholly-Owned Subsidiary of the assets or equity interests of any Wholly-Owned Subsidiary, (b) sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary), except for sales of Inventory in the ordinary course of business, or (c) sell or assign, with or without recourse, any receivables.

9.5 Reserved.

9.6 Distributions. The Borrowers shall not (a) make any distribution or dividend (other than stock dividends), whether in cash or otherwise, to any of their equityholders, (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, (d) pay or prepay interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or any other payment in respect of any Subordinated Debt, or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing, provided no Unmatured Event of Default or Event of Default then exists or would be created thereby, (i) Borrowers shall be entitled to make cash dividends to their equityholders, and (ii) Borrowers shall be entitled to make regularly scheduled payments of principal and interest on Subordinated Debt to the extent such payments are expressly permitted pursuant to the terms of the subordination agreement between Lender and the holder of such Subordinated Debt.

9.7 Transactions with Affiliates. The Borrowers shall not, directly or indirectly, enter into or permit to exist any transaction with any of their Affiliates or with any director, officer or employee of the Borrowers other than transactions in the ordinary course of, and pursuant to the reasonable requirements of, the business of the Borrowers and upon fair and reasonable terms and are no less favorable to the Borrowers than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrowers.

9.8 Unconditional Purchase Obligations. The Borrowers shall not and shall not permit any Subsidiary to enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by the applicable Borrower or Subsidiary regardless of whether delivery is ever made of such materials, supplies or other property or services.

9.9 Cancellation of Debt. The Borrowers shall not, and not permit any Subsidiary to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

9.10 Inconsistent Agreements. The Borrowers shall not and shall not permit any Subsidiary to enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrowers hereunder or by the performance by the Borrowers or any Subsidiary of any of its Obligations hereunder or under any other Loan Document, (b) prohibit the Borrowers or any Subsidiary from granting to Lender a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Borrowers or any other Subsidiary, or pay any Debt owed to the Borrowers or any other Subsidiary, (ii) make loans or advances to the Borrowers or any other Subsidiary, or (iii) transfer any of its assets or properties to the Borrowers or any other Subsidiary, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, and (C) customary provisions in leases and other contracts restricting the assignment thereof.

9.11 Use of Proceeds. Neither the Borrowers nor any of their Subsidiaries or Affiliates shall use any portion of the proceeds of the Loans, either directly or indirectly, for the purpose of purchasing any securities underwritten by any Affiliate of Lender.

9.12 Bank Accounts. The Borrowers shall not establish any new Deposit Accounts or other bank accounts, other than Deposit Accounts or other bank accounts established at or with Lender without the prior written consent of Lender.

9.13 Business Activities; Change of Legal Status and Organizational Documents. Each Borrower shall not and shall not permit any Subsidiary to (a) engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto, (b) change its name, its Organizational Identification Number, if it has one, its type of organization, its jurisdiction of organization or other legal structure, or (b) permit its charter, bylaws, operating agreement or other organizational documents to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of Lender.

Section 10. FINANCIAL COVENANTS.

10.1 Tangible Net Worth. As of the end of each of its fiscal quarters beginning with the fiscal quarter ending December 31, 2008, the Borrowers and their Subsidiaries shall maintain consolidated Tangible Net Worth in an amount not less than Forty-Five Million and no/100 Dollars ($45,000,000.00).

10.2 Total Debt to EBITDA. As of the end of each of its fiscal quarters beginning with the fiscal quarter ending December 31, 2008, the Borrowers and their Subsidiaries shall maintain a ratio of consolidated Total Debt to consolidated EBITDA for such fiscal quarter, of not greater than 2.5 to 1.00, calculated on a trailing twelve (12) month basis as of the last day of each fiscal quarter.

10.3 Basic Fixed Charge Coverage. As of the end of each of its fiscal quarters beginning with the fiscal quarter ending December 31, 2008, the Borrowers and their Subsidiaries shall maintain a Basic Fixed Charge Coverage Ratio of not less than 2.00 to 1.00, calculated on a trailing twelve (12) month basis as of the last day of each fiscal quarter.

10.4 Billed Accounts Receivable to Total Debt. As of the end of each of its fiscal quarters beginning with the fiscal quarter ending December 31, 2008, the Borrowers and their Subsidiaries shall maintain a ratio of consolidated billed accounts receivable arising in the ordinary course of business to Total Debt, of not less than 2.00 to 1.00.

Section 11. EVENTS OF DEFAULT.

The Borrowers, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”).

11.1 Nonpayment of Obligations. Any amount due and owing on any Note or any of the Obligations, whether by its terms or as otherwise provided herein, is not paid when due and such failure to pay continues for a period of five (5) days after notice thereof is provided to Borrowers.

11.2 Misrepresentation. Any oral or written warranty, representation, certificate or statement of any Obligor in this Agreement, the other Loan Documents or any other agreement with Lender shall be false in any material respect when made or at any time thereafter, or if any financial data or any other information now or hereafter furnished to Lender by or on behalf of any Obligor shall prove to be false, inaccurate or misleading in any material respect.

11.3 Nonperformance. Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Agreement, or in the other Loan Documents or any other agreement with Lender and such failure to perform or default in performance continues beyond any applicable grace or cure period; provided, that, with respect to the affirmative covenants set forth in Article VIII (other than Sections 8.2(c), 8.3, 8.6, 8.8, 8.11, 8.12, 8.13, 8.15, 8.18, 8.20, 8.21, and 8.22, for which there shall be no cure period) there shall be a thirty (30) calendar day cure period.

11.4 Default under Loan Documents. A default under any of the other Loan Documents, all of which covenants, conditions and agreements contained therein are hereby incorporated in this Agreement by express reference, shall be and constitute an Event of Default under this Agreement and any other of the Obligations.

11.5 Default under Other Debt. Any default by any Obligor in the payment of any Debt (other than Debt subject to a bona fide dispute which is being contested in good faith by Borrowers) for any other obligation in excess of $250,000.00 beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement (including any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation to become due prior to its stated maturity or terminate such other agreement.

11.6 Other Material Obligations. Any default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Obligor with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

11.7 Bankruptcy, Insolvency, etc. Any Obligor becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Obligor applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Obligor or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Obligor or for a substantial part of the property of any thereof; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Obligor; or any Obligor takes any action to authorize, or in furtherance of, any of the foregoing.

11.8 Judgments. The entry of any final judgment, decree, levy, attachment, garnishment or other process in excess of $100,000.00, or the filing of any Lien against any Obligor which is not fully covered by insurance, and such judgment or other process shall not have been, within thirty (30) days from the entry thereof, (a) bonded over to the satisfaction of Lender and appealed (unless applicable judicial rules permit the filing of an appeal after 30 days in which case the appeal shall be filed within such applicable period), (b) vacated, or (c) discharged.

11.9 Collateral Impairment. The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against, any of the Collateral or any collateral under a separate security agreement securing any of the Obligations, or the loss, theft, destruction, seizure or forfeiture, or the occurrence of any material deterioration or impairment of any of the Collateral or any of the collateral under any security agreement securing any of the Obligations, or any material decline or depreciation in the value or market price thereof (whether actual or reasonably anticipated), which causes the Collateral, in the sole opinion of Lender acting in good faith, to become unsatisfactory as to value or character, or which causes Lender to reasonably believe that it is insecure and that the likelihood for repayment of the Obligations is or will soon be impaired, time being of the essence. The cause of such deterioration, impairment, decline or depreciation shall include, but is not limited to, the failure by the Borrowers to do any act deemed necessary by Lender to preserve and maintain the value and collectability of the Collateral.

11.10 Material Adverse Effect. The occurrence of any development, condition or event which has a Material Adverse Effect on any Borrower.

11.11 Guaranty. There is a discontinuance by any of the Guarantors of any of the Guaranties, any of the Guarantors shall contest the validity of such Guaranty.

11.12 Subordinated Debt. The subordination provisions of any Subordinated Debt shall for any reason be revoked or invalid or otherwise cease to be in full force and effect. The Borrowers shall contest in any manner, or any other holder thereof shall contest in any judicial proceeding, the validity or enforceability of the Subordinated Debt or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason not have the priority contemplated by the subordination provisions of the Subordinated Debt.

Section 12. REMEDIES.

Upon the occurrence of an Event of Default, Lender shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, as a secured party under the UCC or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, Lender may, at its option upon the occurrence of an Event of Default, declare its commitments to the Borrowers to be terminated and all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under Section 11.7, all commitments of Lender to the Borrowers shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of Lender. The Borrowers hereby waive any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Lender’s rights under the Loan Documents, and hereby consent to, and waive notice of release, with or without consideration, of any Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary. In addition to the foregoing:

12.1 Possession and Assembly of Collateral. Lender may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which Lender already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may at any time enter into any of the Borrowers’ premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of and Lender shall have the right to store and conduct a sale of the same in any of the Borrowers’ premises without cost to Lender. At Lender’s request, the Borrowers will, at the Borrowers’ sole expense, assemble the Collateral and make it available to Lender at a place or places to be designated by Lender which is reasonably convenient to Lender and the Borrowers.

12.2 Sale of Collateral. Lender may sell any or all of the Collateral at public or private sale, upon such terms and conditions as Lender may deem proper, and Lender may purchase any or all of the Collateral at any such sale. The Borrowers acknowledge that Lender may be unable to effect a public sale of all or any portion of the Collateral because of certain legal and/or practical restrictions and provisions which may be applicable to the Collateral and, therefore, may be compelled to resort to one or more private sales to a restricted group of offerees and purchasers. The Borrowers consent to any such private sale so made even though at places and upon terms less favorable than if the Collateral were sold at public sale. Lender shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Lender may apply the net proceeds, after deducting all costs, expenses, attorneys’ and paralegals’ fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the payment of any Note and/or any of the other Obligations, returning the excess proceeds, if any, to the Borrowers. The Borrowers shall remain liable for any amount remaining unpaid after such application, with interest at the Default Rate. Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by Lender at least ten (10) calendar days before the date of such disposition. The Borrowers hereby confirm, approve and ratify all acts and deeds of Lender relating to the foregoing, and each part thereof, and expressly waives any and all claims of any nature, kind or description which it has or may hereafter have against Lender or its representatives, by reason of taking, selling or collecting any portion of the Collateral. The Borrowers consent to releases of the Collateral at any time (including prior to default) and to sales of the Collateral in groups, parcels or portions, or as an entirety, as Lender shall deem appropriate. The Borrowers expressly absolve Lender from any loss or decline in market value of any Collateral by reason of delay in the enforcement or assertion or nonenforcement of any rights or remedies under this Agreement.

12.3 Standards for Exercising Remedies. To the extent that applicable law imposes duties on Lender to exercise remedies in a commercially reasonable manner, the Borrowers acknowledge and agree that it is not commercially unreasonable for Lender (a) to fail to incur expenses reasonably deemed significant by Lender to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as the Borrowers, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including any warranties of title, (k) to purchase insurance or credit enhancements to insure Lender against risks of loss, collection or disposition of Collateral or to provide to Lender a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Lender in the collection or disposition of any of the Collateral. The Borrowers acknowledge that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by Lender would not be commercially unreasonable in Lender’s exercise of remedies against the Collateral and that other actions or omissions by Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this section. Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to the Borrowers or to impose any duties on Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

12.4 UCC and Offset Rights. Lender may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between any Obligor and Lender, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and attorneys’ and paralegals’ fees, and in such order of application as Lender may, from time to time, elect, any indebtedness of Lender to any Obligor, however created or arising, including balances, credits, deposits, accounts or moneys of such Obligor in the possession, control or custody of, or in transit to Lender. Each Borrower, on behalf of itself and each Obligor, hereby waives the benefit of any law that would otherwise restrict or limit Lender in the exercise of its right, which is hereby acknowledged, to appropriate at any time hereafter any such indebtedness owing from Lender to any Obligor.

12.5 Additional Remedies. Lender shall have the right and power to:

(a) instruct the Borrowers, at their own expense, to notify any parties obligated on any of the Collateral, including any Account Debtors, to make payment directly to Lender of any amounts due or to become due thereunder, or Lender may directly notify such obligors of the security interest of Lender, and/or of the assignment to Lender of the Collateral and direct such obligors to make payment to Lender of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such Persons obligated thereon;

(b) enforce collection of any of the Collateral, including any Accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;

(c) take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;

(d) extend, renew or modify for one or more periods (whether or not longer than the original period) any Note, any other of the Obligations, any obligation of any nature of any other obligor with respect to any Note or any of the Obligations;

(e) grant releases, compromises or indulgences with respect to any Note, any of the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to any Note or any of the Obligations;

(f) transfer the whole or any part of securities which may constitute Collateral into the name of Lender or Lender’s nominee without disclosing, if Lender so desires, that such securities so transferred are subject to the security interest of Lender, and any corporation, association, or any of the managers or trustees of any trust issuing any of such securities, or any transfer agent, shall not be bound to inquire, in the event that Lender or such nominee makes any further transfer of such securities, or any portion thereof, as to whether Lender or such nominee has the right to make such further transfer, and shall not be liable for transferring the same;

(g) vote the Collateral;

(h) make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of Lender as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Borrowers hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive Lender’s rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, the Borrowers, any guarantor or other Person liable to Lender for the Obligations; and

(i) at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Loan Documents, or any of the other Obligations, or Lender’s rights hereunder, under any Note or under any of the other Obligations.

The Borrowers hereby ratify and confirm whatever Lender may do with respect to the Collateral and agrees that Lender shall not be liable for any error of judgment or mistakes of fact or law with respect to actions taken in connection with the Collateral.

12.6 Attorney-in-Fact. The Borrowers hereby irrevocably make, constitute and appoint Lender (and any officer of Lender or any Person designated by Lender for that purpose) as the Borrowers’ true and lawful proxy and attorney-in-fact (and agent-in-fact) in the Borrowers’ name, place and stead, with full power of substitution, to (i) after the occurrence of an Event of Default, take such actions as are permitted in this Agreement, (ii) execute such financing statements and other documents and to do such other acts as Lender may require to perfect and preserve Lender’s security interest in, and to enforce such interests in the Collateral, and (iii) after the occurrence of an Event of Default, carry out any remedy provided for in this Agreement, including endorsing any Borrower’s name to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, executing change of address forms with the postmaster of the United States Post Office serving the addresses of the Borrowers, changing the addresses of the Borrowers to that of Lender, opening all envelopes addressed to the Borrowers and applying any payments contained therein to the Obligations. The Borrowers hereby acknowledge that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable. The Borrowers hereby ratify and confirm all that such attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement.

12.7 No Marshaling. Lender shall not be required to marshal any present or future collateral security (including this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the extent that it lawfully may, the Borrowers hereby agree that they will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Lender’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that they lawfully may, the Borrowers hereby irrevocably waive the benefits of all such laws.

12.8 Application of Proceeds. Lender will within three (3) Business Days after receipt of cash or solvent credits from collection of items of payment, proceeds of Collateral or any other source, apply the whole or any part thereof against the Obligations secured hereby. Lender shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon the Borrowers. Any proceeds of any disposition by Lender of all or any part of the Collateral may be first applied by Lender to the payment of expenses incurred by Lender in connection with the Collateral, including attorneys’ fees and legal expenses as provided for in Section 13 hereof.

12.9 No Waiver. No Event of Default shall be waived by Lender except in writing. No failure or delay on the part of Lender in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of Lender to exercise any remedy available to Lender in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. The Borrowers agree that in the event that the Borrowers fail to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with Lender, no remedy of law will provide adequate relief to Lender, and further agrees that Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

12.10 Letters of Credit. With respect to all Letters of Credit for which presentment for honor shall not have occurred at the time of an acceleration pursuant to this Section 12, the Borrowers shall at such time deposit in a cash collateral account opened by Lender an amount equal to the Letter of Credit Obligations then outstanding. Amounts held in such cash collateral account shall be applied by Lender to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the Obligations, in such order of application as Lender may, in its sole discretion, from time to time elect. After all such Letters of Credit shall have expired or been fully drawn upon, all commitments to make Loans hereunder have terminated all other Obligations have been indefeasibly satisfied and paid in full in cash, the balance, if any, in such cash collateral account shall be returned to the Borrowers or such other Person as may be lawfully entitled thereto.

Section 13. MISCELLANEOUS.

13.1 Obligations Absolute. None of the following shall affect the Obligations of the Borrowers to Lender under this Agreement or Lender’s rights with respect to the Collateral:

(a) acceptance or retention by Lender of other property or any interest in property as security for the Obligations;

(b) release by Lender of any Borrower, any of the Guarantors or of all or any part of the Collateral or of any party liable with respect to the Obligations;

(c) release, extension, renewal, modification or substitution by Lender of any Note, or any note evidencing any of the Obligations, or the compromise of the liability of any of the Guarantors of the Obligations; or

(d) failure of Lender to resort to any other security or to pursue the Borrowers or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

13.2 Entire Agreement. This Agreement and the other Loan Documents (i) are valid, binding and enforceable against the Borrowers and Lender in accordance with their respective provisions and no conditions exist as to their legal effectiveness; (ii) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof; and (iii) are the final expression of the intentions of the Borrowers and Lender. No promises, either expressed or implied, exist between the Borrowers and Lender, unless contained herein or therein. This Agreement, together with the other Loan Documents, supersedes all negotiations, representations, warranties, commitments, term sheets, discussions, negotiations, offers or contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof with respect to any matter, directly or indirectly related to the terms of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents are the result of negotiations among Lender, the Borrowers and the other parties thereto, and have been reviewed (or have had the opportunity to be reviewed) by counsel to all such parties, and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed more strictly against Lender merely because of Lender’s involvement in their preparation.

13.3 Amendments; Waivers. No delay on the part of Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lender, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13.4 WAIVER OF DEFENSES. EACH BORROWER, ON BEHALF OF ITSELF AND ANY GUARANTOR OF ANY OF THE OBLIGATIONS, WAIVES EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH SUCH BORROWER MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY LENDER IN ENFORCING THIS AGREEMENT. PROVIDED LENDER ACTS IN GOOD FAITH, THE BORROWERS RATIFY AND CONFIRM WHATEVER LENDER MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWERS.

13.5 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. THE BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE BORROWERS FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

13.6 WAIVER OF JURY TRIAL. LENDER AND THE BORROWERS, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT, ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, OR ANY COURSE OF CONDUCT OR

COURSE OF DEALING IN WHICH LENDER AND THE BORROWERS ARE ADVERSE PARTIES, AND EACH AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWERS.

13.7 Assignability. Lender may at any time assign Lender’s rights in this Agreement, the other Loan Documents, the Obligations, or any part thereof and transfer Lender’s rights in any or all of the Collateral, and Lender thereafter shall be relieved from all liability with respect to such Collateral. In addition, Lender may at any time sell one or more participations in the Loans. The Borrowers may not sell or assign this Agreement, or any other agreement with Lender or any portion thereof, either voluntarily or by operation of law, without the prior written consent of Lender. This Agreement shall be binding upon Lender and the Borrowers and their respective legal representatives and successors. All references herein to the Borrowers shall be deemed to include any successors, whether immediate or remote. In the case of a joint venture or partnership, the term “Borrowers” shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.

13.8 Confirmations. The Borrowers and Lender agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Loans then outstanding under such Note.

13.9 Confidentiality. Lender agrees to use commercially reasonable efforts (equivalent to the efforts Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to it by the Borrowers, including all information designated as confidential, except that Lender may disclose such information (a) to Persons employed or engaged by Lender in evaluating, approving, structuring or administering the Loans; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 13.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Lender is a party; (f) to any nationally recognized rating agency that requires access to information about Lender’s investment portfolio in connection with ratings issued with respect to Lender; (g) to any Affiliate of Lender who may provide Bank Products to the Borrowers or any Subsidiary, or (h) that ceases to be confidential through no fault of Lender.

13.10 Binding Effect. This Agreement shall become effective upon execution by the Borrowers and Lender. If this Agreement is not dated or contains any blanks when executed by the Borrowers, Lender is hereby authorized, without notice to the Borrowers, to date this Agreement as of the date when it was executed by the Borrowers, and to complete any such blanks according to the terms upon which this Agreement is executed.

13.11 Governing Law. This Agreement, the Loan Documents and any Note shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Illinois (but giving effect to federal laws applicable to national banks) applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

13.12 Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.13 Survival of Borrowers Representations. All covenants, agreements, representations and warranties made by the Borrowers herein shall, notwithstanding any investigation by Lender, be deemed material and relied upon by Lender and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of any Note, and shall be deemed to be continuing representations and warranties until such time as the Borrowers have fulfilled all of their Obligations to Lender, and Lender has been indefeasibly paid in full in cash. Lender, in extending financial accommodations to the Borrowers, is expressly acting and relying on the aforesaid representations and warranties. Notwithstanding anything to the contrary contained herein, in the event any Investment Property is subject to the terms of a separate security agreement in favor of Lender, the terms of such separate security agreement shall govern and control unless otherwise agreed to in writing by Lender.

13.14 Extensions of Bank’s Commitment. This Agreement shall secure and govern the terms of (i) any extensions or renewals of Lender’s commitment hereunder, and (ii) any replacement note executed by the Borrowers and accepted by Lender in its sole and absolute discretion in substitution for any Note.

13.15 Time of Essence. Time is of the essence in making payments of all amounts due Lender under this Agreement and in the performance and observance by the Borrowers of each covenant, agreement, provision and term of this Agreement.

13.16 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by Lender shall deemed to be originals thereof.

13.17 Notices. Except as otherwise provided herein, the Borrowers waive all notices and demands in connection with the enforcement of Lender’s rights hereunder. All notices, requests, demands and other communications provided for hereunder shall be in writing and addressed as follows:

To the Borrowers:	Hill International, Inc. 303 Lippincott Centre Marlton, New Jersey 08053 Attention: Irvin E. Richter, Chief Executive Officer Attention: John Fanelli III, Chief Financial Officer

PCI Group LLC 5905 Granite Lake Drive, Suite 180 Douglas Office Park at Granite Bay, Building 5 Granite Bay, California 95746-6824 Attention: Irvin E. Richter

With a copy to:	McCarter & English, LLP 245 Park Avenue, 33rd Floor New York, New York 10167 Attention: Peter S. Twombly, Esq.

To the Lender:	Bank of America, N.A. 135 South LaSalle Street Chicago, Illinois 60603 Attention: George A. Linhart

With a copy to:	Thompson Coburn Fagel Haber 55 E. Monroe Street, 40th Floor Chicago, Illinois 60603 Attention: Victor A. Des Laurier, Esq,

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. All notices addressed as above shall be deemed to have been properly given (i) if served in person, upon acceptance or refusal of delivery; (ii) if mailed by certified or registered mail, return receipt requested, postage prepaid, on the third (3rd) day following the day such notice is deposited in any post office station or letter box; or (iii) if sent by recognized overnight courier, on the first (1st) day following the day such notice is delivered to such carrier. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

13.18 Release of Claims Against Bank. In consideration of Lender making the Loans, the Borrowers and all other Obligors do each hereby release and discharge Lender of and from any and all claims, harm, injury, and damage of any and every kind, known or unknown, legal or equitable, which any Obligor may have against Lender from the date of their respective first contact with Lender until the date of this Agreement including any claim arising from any reports (environmental reports, surveys, appraisals, etc.) prepared by any parties hired or recommended by Lender. The Borrowers and all other Obligors confirm to Lender that they have reviewed the effect of this release with competent legal counsel of their choice, or have been afforded the opportunity to do so, prior to execution of this Agreement and the Loan Documents and do each acknowledge and agree that Lender is relying upon this release in extending the Loans to the Borrowers.

13.19 Costs, Fees and Expenses. The Borrowers shall pay or reimburse Lender for all reasonable costs, fees and expenses incurred by Lender or for which Lender becomes obligated in connection with the negotiation, preparation, consummation, collection of the Obligations or enforcement of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), or during any workout, restructuring or negotiations in respect thereof, including reasonable consultants’ fees and attorneys’ fees and time charges of counsel to Lender, which shall also include attorneys’ fees and time charges of attorneys who may be employees of Lender or any Affiliate of Lender, plus costs and expenses of such attorneys or of Lender; search fees, costs and expenses; and all taxes payable in connection with this Agreement or the other Loan Documents, whether or not the transaction contemplated hereby shall be consummated. In furtherance of the foregoing, the Borrowers shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Agreement, any Note and the other Loan Documents to be delivered hereunder, and agrees to save and hold Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses. That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by the Borrowers to Lender pursuant to this Agreement or the other Loan Documents which are not paid on or prior to the date hereof shall be payable by the Borrowers to Lender on demand. If at any time or times hereafter Lender: (a) employs counsel for advice or other representation (i) with respect to this Agreement or the other Loan Documents, (ii) to represent Lender in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by Lender, the Borrowers, or any other Person) in any way or respect relating to this Agreement, the other Loan Documents or the Borrowers’ business or affairs, or (iii) to enforce any rights of Lender against the Borrowers or any other Person that may be obligated to Lender by virtue of this Agreement or the other Loan Documents; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any of the Collateral; and/or (c) attempts to or enforces any of Lender’s rights or remedies under the Agreement or the other Loan Documents, the costs and expenses incurred by Lender in any manner or way with respect to the foregoing, shall be part of the Obligations, payable by the Borrowers to Lender on demand.

13.20 Indemnification. The Borrowers agree to defend (with counsel satisfactory to Lender), protect, indemnify, exonerate and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of any Indemnified Party), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including securities laws, Environmental Laws, commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans, the enforcement of Lender’s rights and remedies under this Agreement, the Loan Documents, any Note, any other instruments and documents delivered hereunder, or under any other agreement between the Borrowers or any Borrower and Lender; provided, however, that the Borrowers shall not have any obligations hereunder to any Indemnified Party with respect to matters determined by a court of competent jurisdiction by final and nonappealable judgment to have been caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify) set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrowers shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and failing prompt payment, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Borrowers, shall be added to the Obligations of the Borrowers and be secured by the Collateral. The provisions of this Section shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

13.21 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Obligor or the transfer to Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

13.22 Joint and Several Liability. All references to Borrowers shall mean Hill International and PCI Group, both individually and collectively, and jointly and severally, and all representations, warranties, duties, covenants, agreements and obligations of Borrowers shall be the individual and collective representations, warranties, duties, covenants, agreements and obligations of Hill International and PCI Group.

13.23 Customer Identification – USA Patriot Act Notice. Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies the Borrowers, which information includes the name and address of the Borrowers and such other information that will allow Lender to identify the Borrowers in accordance with the Act.

13.24 Additional Borrowers. If, upon Borrowers’ request therefor, Lender, in its sole discretion, permits Borrowers to add one or more additional borrowers to this Agreement and the other Loan Documents, Borrowers and such additional borrowers shall execute and deliver to Lender a Joinder Agreement, together with such other agreements, documents and instruments as may be requested by Lender, as a condition precedent to the addition of such new borrower or borrowers.

[signature page follows]

IN WITNESS WHEREOF, the Borrowers and Lender have executed this Loan and Security Agreement as of the date first above written.

HILL INTERNATIONAL, INC.,		PCI GROUP LLC,
a Delaware corporation		a Nevada limited liability company

		By:	Hill International, Inc.,
Its Sole Member

By:	/s/ David L. Richter
Name:	David L. Richter
Title:	President and Chief Operating Officer		By:	/s/ David L. Richter
			Name:	David L. Richter
			Title:	President and Chief Operating Officer

Agreed and accepted:

BANK OF AMERICA, N.A.,
a national banking association

By:	/s/ George Linhart
Name:	George Linhart
Title:	Senior Vice President

Schedule 7.9

Litigation

William Hushes General Contractors, Inc. v. Monroe Twp. Board of Education, Hill, et al., Superior Court of New Jersey, Law Division, Gloucester County, Docket No. GLO-L-01931-96.

Wartsila NSD North America, Inc. v. Hill, United States District Court, District of New Jersey, No. 99-CV-4565 (SBB).

*	Hill International, Inc. is currently involved in additional litigation which is not expected to have a material adverse effect.

Schedule 7.22

Bank Accounts

Citizens Bank of Pennsylvania

Citizens Gateway Center

3025 Chemical Road, Suite 325

Plymouth Meeting, PA 19462

ABA # 036076150

Account #669900-790-8	Regular
Account #669900-791-6	Payroll
Account #610173-525-0	For TCS Project Payments

Schedule 7.23

Places of Business

OFFICE LOCATION	CURRENT SPACE LEASED/OWNED (NET USABLE)	EXPIRATION DATE OF CURRENT LEASE
NEW JERSEY	38,678 sq ft.	10/31/2013
Hill International, Inc.
303 Lippincott Centre
Marlton, NJ 08053
856-810-6200 Tel
856-810-1309 Fax

Hill International, Inc	3,978 sq ft.	9/30/20015
Overlook at Great Notch
Suite 1103
150 Clove Road
Little Falls, NJ 07424
Tel: 973-774-3520
Fax: 973-774-3539

Chitester Management Systems, Inc.	950 sq. ft.	02/28/09
216 Haddon Avenue, Ste 609
Westmont, NJ 08108		(notice of termination sent 10/29/08)
Tenant: Chitester Mngt Syst.
Tel: 856-854-8000
Fax: 856-854-8000

ARIZONA	6,106 sq. ft.	03/31/13
Hill International, Inc.
2777 East Camelback Road,
Suite 150
Phoenix, AZ 85016-4350
Tel: 602-778-9888
Fax: 602-778-9890

KJM & Associates, Ltd.	2,208 sq ft.	08/28/06-02/28/10
2575 E. Camelback Road
7th Floor
Phoenix, AZ 85016
602-778-9888 Tel
602-778-9890 Fax

Subtenant:	2,208 sq. ft.	11/3/08-2/28/2010
Paramount Residential Mortgage Group, Inc.
2280 Wardlow Street,
Suite 220
Corona CA 92880
(951) 278-0000

PCI Group of North America, LLC	950 sq. ft.	Apr 30 2011
7440 E. Sixth Avenue, Suite 202
Scottsdale, AZ 85251
Fax: 800-871-6973

CALIFORNIA	1221 sq. ft.	Nov 30 2011
PCI Group of California, LLC
5905 Granite Lake Drive, Suite 180 Douglas Office Park at Granite Bay, Building 5
Granite Bay, CA 95746-6824
Fax: 888-475-4077

KJM & Associates, Ltd.	2,045 sq ft.	11/15/06-11/30/09
Tower Seventeen, Suite 1440		Listed to be subleased
18881 Von Karman Avenue
Irvine, CA 92612
949-474-2908 Tel
949-474-8427 Fax
Suite 330	1,523 sq ft. (3rd floor)	month to month agreement

Hill International, Inc.	7,125 sq ft	Estimated Jan 15 2009 for 5 years
18100 Von Karman Avenue
Suite 700
Irvine, California 92612
(949) 474-2908 Tel

KJM & Associates, Ltd.	Virtual Office/Office 58D	3 month
Emerald Plaza		9/1/08 - 11/30/08
402 West Broadway, Suite 400
San Diego, CA 92101
619-595-4823 Tel
619-595-3150 Fax

Hill International, Inc.	1,975 sq. ft.	11/01/06-12/31/09
33 New Montgomery Street
Suite 210
San Francisco, CA 94105

Subtenant:		12/31/09
RapOuts Inc. (DBA Involver)
33 New Montgomery Street
Suite 210
San Francisco, CA 94105

Hill International, Inc.	2,100 sq. ft.	11/30/09
425 California Street
Suite 925
San Francisco, CA 94104
415-248-1286 Tel
415-249-0138 Fax

CONNECTICUT	Virtual Office	Month to Month
Hill International, Inc.
100 Mill Plain Road
Danbury, CT 06811
203-791-3852 Tel
203-791-3801 Fax

COLORADO	2188 sq ft.	2/28/09
Hill International, Inc
1920 Vindicator Drive, Suite 112
Colorado Springs, CO 80919
Tel: 719-598-9845
Fax: 719-598-0843

John Balch 719-641-3600

DISTRICT OF COLUMBIA	18,031 Total	11/30/12
Hill International, Inc.
1225 Eye Street, N.W.
Washington, DC 20005
202-408-3000 Tel
202-408-3058 Fax

Chitester Management Systems, Inc	2,524 sq ft	12/31/2012
Suite 305
5100 West Lemon Street
Tampa, Florida 33607
Tenant: Hill International, Inc
Tel: 813-288-0531
Fax: 813-289-0298

Hill International, Inc Courvoisier Center II 601 Brickell Key Drive Suite 600 Miami, FL 33131 Tel: 305-468-4900 Fax: 305-468-4919	5148	Lease Agreement Signed 3/31/08

FLORIDA Hill International, Inc. 7380 Sand Lake Road Suite 500 Orlando, FL 32819 407-352-5206 Tel 407-351-1901 Fax	Virtual Office	Three month auto renewals

ILLINOIS Hill International, Inc. 225 West Washington Street Suite 2200 Chicago, IL 60606 312-924-0250 Tel 312-924-0270 Fax	Office #2202	Month to month

LOUISIANA Hill International 1100 Poydras Street Suite 2900 New Orleans, LA 70163 504-799-2253 Tel 504-585-7301 Fax	Virtual Office

MARYLAND Hill International 300 E. Lombard Street Suite 840 Baltimore, MD 21202 410-814-7524	Virtual Office	02/9/07-08/09/07

NEVADA Hill International, Inc. 10801 W. Charleston Suite 650 Las Vegas, NV 89135 Tel: 702-515-7490 Fax: 702-515-7491	6,743 sq ft	1/21/2015

John Jackson and PCI Group of Nevada, Inc. 3351 So. Highland Drive Suites 209, 210, 211 and 212 Las Vegas, NV 89109 Tel: 702-693-6560 Fax: 702-693-5937 Fax: 702-974-0667	3,755 sq ft.	06/30/09

NEW YORK Hill International, Inc. One Penn Plaza Suite 3415 New York, NY 212-244-3700 Tel 212-244-3740 Fax	7,820 sq ft.	4/29/10

OREGON KJM & Associates, Ltd. 111 SW Columbia, Suite 830 Portland, OR 97201 503-225-1120 Tel 503-224-3226 Fax	3070 sq. ft	6/30/2013

PENNSYLVANIA Transportation Construction Services 3580 Progress Drive, Suite I Bensalem, PA 19020 215-633-8601 Tel 215-633-8607 Fax	3,400 sq ft.	02/28/12

Hill International, Inc. One Penn Square West 30 South 15th Street Philadelphia, PA 19102 215-557-3240 Tel 215-557-0214 Fax	10,273 sq ft.	06/30/12

TEXAS KJM & Associates, Ltd. 5307 E. Mockingbird Lane Suite 700 Dallas, TX 75206 214-220-0180 Tel 214-871-7642 Fax	3,460 sq ft.	11/30/10

PCI Group Of Nevada, LLC 4343 W. Royal Lane, Suite 114 Irving, Texas 75062 Tel: 972-621-6300 Fax: 800-854-6732	2,843 sq. ft.	Feb 28 2009

WASHINGTON Hill International, Inc. 500 108th Avenue NE Suite 1000 Bellevue, WA 98004 425-451-3881 Tel 425-454-8965 Fax	10,139 sq ft.	10/31/14

KJM & Associates, Ltd. Peyton Building 10 N. Post, Suite 305 Spokane, WA 509-747-8031 Tel 509-747-8037 Fax	2,500 sq ft.	01/01/06-12/31/08

Hill International, Inc. Lincoln Plaza 818 West Riverside Avenue Suite 350 Spokane, WA 99201	5,853 sq ft.	12/1/08 - 12/31/13 (5 year and one month term)

Schedule 9.1

Debt

Capital Lease Obligations of the Borrowers

Balances as of October 31, 2008

None.

Schedule 9.1

Debt (Continued)

Credit Facilities:

The Company has various credit facilities with international financial institutions as follows:

•

Credit facility with a bank in the Middle East for 11,500,000 AED (Approximately $3,100,000) collateralized by certain overseas receivables. The interest rate on that facility is the Emirates InterBank Offer Rate (“EIBOR”), which at September 30, 2006 was 4.0%, plus 2%. At October 27, 2008, we had drawn down nothing under this facility.

•

a credit facility with a European Bank for 1,000,000 Euros (approximately $1,437,000), secured by receivables from one specific project. The interest rate on this facility is bank prime, which at September 30, 2008, was 7.50%, plus 2.5%. At October 27, 2008, we had drawn down nothing under this facility.

•

a credit facility with third European Bank for £500,000 (approximately $901,000). The interest rate on that facility is the LIBOR rate (5.00% AT September 30, 2008) plus 2%. At October 27, 2008, we had drawn down nothing under this facility.

•

a credit facility with a fourth European Bank for £750,000 (approximately $1,078,000). The interest rate on that facility is the EURIBOR rate (6.03% at September 30, 2008,) plus 0.75%. At September 30, 2008, we had drawn down nothing under this facility.

•	various equipment loans aggregating $204,000. (Shreeves)

Schedule 9.1

Debt (Continued)

Off-Balance Sheet Arrangements

The Company enters into agreements with banks for the banks to issue bonds to clients or potential clients for three separate purposes as follows:

(1)	Certain of the Company’s subsidiaries (Hill International S.A., Hill International (UK) Ltd. and Hill International (Middle East) Ltd.) have entered into contracts for the performance of construction management services which provide that the Company receive advance payment of some of the management fee from the client prior to commencement of the construction project. However, the clients require a guarantee of service performance in the form of an advance payment bond. These bonds are evidenced by Letters of Guarantee issued by the subsidiaries’ banks in favor of the clients. In some cases these clients also require a parent company guarantee of the Company.

(2)	The Company may also enter into certain contracts which require a performance bond to be issued by a bank in favor of the client for a portion of the value of the contract. These bonds may be exercised by the client in instances where the Company fails to provide the contracted services.

(3)	Certain clients may require bonds as part of the bidding process for new work. The bid bonds are provided to demonstrate the financial strength of the companies seeking the work and are usually outstanding for short periods. If the bid is rejected the bond is cancelled and if the bid is accepted the Company may be required to provide a performance bond.

The maximum potential future payments under these arrangements at October 28, 2008, were approximately $22,993,000. No liability is currently recorded on the Company’s balance sheet related to parental guarantees on behalf of its subsidiaries related to the bond arrangements. (1)

The Company also has cash held in restricted accounts as collateral for the issuance of performance and advance payment bonds of $3,897,000 at September 30, 2008. (1)

(1) - See supporting analyses attached

Schedule 9.2

Liens

None.

Schedule 9.3

Investments

Hill International has an ownership interest of 33.33% of the members’ equity of Stanley Baker Hill, LLC (SBH). Stanley Baker Hill, LLC is a joint venture formed in February 2004 between Stanley Consultants, Inc., Michael Baker, Jr. and Hill. SBH provides various architect-engineer services in Iraq. SBH has a contract for an indefinite delivery and indefinite quantity for construction management and general architect-engineer services for facilities in Iraq with the US Army Corps of Engineers Transatlantic Program Center.

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